Exhibit 2.1

 EXECUTION VERSION

Stock Purchase Agreement

by and among

CID Resources, Inc.

CID Resources Holdings LLC,

the Direct and Indirect Equityholders of CID Resources holdings LLC,

and

Superior Uniform Group, Inc.

Dated as of May 2, 2018

20570430v.2

TABLE OF CONTENTS

Page

ARTICLE I

Transactions		1
1.1	Purchase and Sale	1
1.2	Purchase Price	1
1.3	Purchase Price Adjustments and Estimated Closing Payment	2
1.4	Closing	4
1.5	Closing Deliveries	4
1.6	Delivery of Buyer Shares	7
1.7	Tax Withholding	7

ARTICLE II

Representations and Warranties of Seller Parties		7
2.1	Company’s Incorporation; Power and Authority and Approval; and Qualification	7
2.2	Seller’s Organization; Power and Authority and Approval; and Qualification	8
2.3	Capitalization	9
2.4	Title to Equity Securities	9
2.5	Governmental Consents	9
2.6	No Conflicts	10
2.7	Financial Statements	10
2.8	Undisclosed Liabilities	11
2.9	Absence of Certain Changes or Events	11
2.10	Title to Assets	13
2.11	Sufficiency and Condition of Assets	13
2.12	Intellectual Property	14
2.13	Real Property	16
2.14	Material Contracts	18
2.15	Environmental Matters	21
2.16	Compliance with Laws	22
2.17	Litigation	22
2.18	Insurance	23
2.19	Employee Benefit Plans	23
2.20	Taxes	25
2.21	Labor and Employment Matters	27
2.22	Customers and Suppliers	29
2.23	Affiliate Transactions	29
2.24	No Illegal Payments	30
2.25	Fees	30
2.26	Inventory	30
2.27	Books and Records	30

Stock Purchase Agreement

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2.28	Bank Accounts; Power of Attorney	30
2.29	Product Safety; Product Liability; Warranties; Discounts	31
2.30	Import and Export Matters	31
2.31	Immigration-related Compliance	32
2.32	Securities	32

ARTICLE III

Representations and Warranties of Buyer		33
3.1	Buyer’s Incorporation; Power and Authority and Approval; and Qualification	33
3.2	Consents	34
3.3	No Conflicts	34
3.4	Funds Available	34
3.5	Litigation	35
3.6	Fees	35
3.7	Purchase for Investment; Receipt of Information	35
3.8	Buyer Shares	35

ARTICLE IV

Covenants of Seller		36
4.1	Release	36
4.2	Further Assurances	36
4.3	Lock-Up Securities Restrictions	36

ARTICLE V

Covenants of Buyer		37
5.1	Insurance	37
5.2	Preservation of Books and Records	37
5.3	Directors’ and Officers’ Indemnification	38
5.4	Intercompany Arrangements	38
5.5	Further Assurances	38

ARTICLE VI

Employment Matters		38
6.1	Employment of Employees	38
6.2	No Third-Party Beneficiaries	39

ARTICLE VII

Taxes
7.1	Tax Returns	39
7.2	Apportionment of Taxes	40
7.3	Refunds	41

Stock Purchase Agreement

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7.4	Audits	41
7.5	Cooperation	42
7.6	Transfer Taxes	42

ARTICLE VIII

Indemnification		42
8.1	Survival	42
8.2	Indemnification	43
8.3	Insurance and other Third Party Recoveries	46
8.4	Other Provisions	46

ARTICLE IX

Definitions
9.1	Defined Terms	47
9.2	Interpretation	57

ARTICLE X

Miscellaneous		58
10.1	Expenses	58
10.2	Exclusive Agreement	58
10.3	No Third-Party Beneficiaries	58
10.4	Non-Recourse	58
10.5	Governing Law; Disputes	59
10.6	Successors and Assigns	59
10.7	Publicity	60
10.8	Severability	60
10.9	Specific Performance	60
10.10	Notices	60
10.11	Counterparts	62
10.12	Amendment	62
10.13	Extension; Waiver	62
10.14	Attorney-Client Privilege and Conflict Waiver	62
10.15	Non-Reliance; Reservation of Recourse for Fraud, etc.	63
10.16	Survival of Confidentiality Agreement	63

Exhibit A – Form of Noncompetition Agreement

Exhibit B – Form of Park Employment Agreement

Exhibit C – Form of IP Assignment

Exhibit D – Form of Registration Rights Agreement

Exhibit E – Form of Legal Opinion

Exhibit F – Form of Support Agreement

Exhibit G – Working Capital Calculation

Stock Purchase Agreement

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Stock Purchase Agreement

This Stock Purchase Agreement dated as of May 2, 2018 (this “Agreement”), is by and among CID Resources, Inc., a Delaware corporation (the “Company”), CID Resources Holdings LLC, a Delaware limited liability company (“Seller”), the undersigned direct and indirect equityholders of Seller (the “Equityholders” and together with Seller and the Company, the “Seller Parties”), and Superior Uniform Group, Inc., a Florida corporation (“Buyer”). Capitalized terms used in this Agreement are defined in ARTICLE IX. Buyer and each of the Seller Parties are referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

A.     Seller owns all of the issued and outstanding common stock and Series A preferred stock (together, the “Equity Securities”) of the Company.

B.     Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Equity Securities, subject to the terms and conditions set forth herein.

C.     The Equityholders own equity of Seller, either directly or indirectly through Mayberry Medical 9, LLC, a Texas limited liability company (“Mayberry”), and will receive proceeds of the sale.

D.     As a condition and material inducement to the execution and delivery of this Agreement by Buyer, (i) the Equityholders are executing and delivering this Agreement as parties hereto to support certain of Seller’s and the Company’s obligations under this Agreement, and (ii) Prophet Equity LP, a Delaware limited partnership and certain of its Affiliates are executing and delivering the Support Agreement.

Now, Therefore, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

Transactions

1.1        Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing, Seller hereby sells, assigns, transfers, conveys and delivers to Buyer, and Buyer purchases from Seller, the Equity Securities, free and clear of all Encumbrances, other than Permitted Encumbrances.

1.2        Purchase Price. The consideration for the Equity Securities shall equal the sum of the following, subject to adjustment in accordance with the terms of this Agreement (as adjusted, the “Purchase Price”): (i) $84,430,000, plus (ii) the amount of Cash of the Company as of the Effective Time (the “Cash on Hand”), minus (iii) the amount of Indebtedness of the Company as of the Effective Time (“Closing Indebtedness”), plus (iv) the amount, if any, by which the Working Capital exceeds the Target Amount as of the Effective Time, minus (v) the amount, if any, by which the Target Amount exceeds the Working Capital as of the Effective Time, minus (vi) the Seller Expenses that are unpaid at Closing (collectively, the “Closing Payment”), and plus (vii) the Buyer Shares, to be issued in accordance with Section 1.6.

Stock Purchase Agreement

1.3        Purchase Price Adjustments and Estimated Closing Payment.

(a)         Seller has delivered to Buyer a written statement (the “Estimated Closing Statement”) setting forth, as of the Effective Time: (i) an itemized statement of the Company’s good-faith estimates of (A) the Working Capital, prepared in a manner consistent with the Accounting Principles, (B) the Cash on Hand, (C) the Closing Indebtedness, and (D) all unpaid Seller Expenses and (ii) the Company’s resulting calculation of the Closing Payment using the estimates set forth on the Estimated Closing Statement (the “Estimated Closing Payment”), including reasonable supporting schedules and data to support such calculations.

(b)           Payment at Closing. At the Closing, Buyer shall pay or cause to be paid the Estimated Closing Payment as follows:

(i)     any Closing Indebtedness of the Company to be repaid at Closing shall be paid on behalf of the Company by wire transfer of immediately available funds to the accounts and in the amounts specified in any applicable payoff letters (the “Payoff Letters”);

(ii)     all Seller Expenses that are unpaid at Closing shall be paid on behalf of the Company by wire transfer of immediately available funds to the payees thereof (or, in the case of any Seller Expenses that constitute compensation to CID Employees, paid to the Company (including the payroll Taxes attributable thereto), and the Company shall use such funds to pay the payees thereof through its payroll system, less applicable withholdings);

(iii)    the Adjustment Escrow Amount, the Indemnity Escrow Amount and the Special Escrow Amount shall each be paid to Bank of America, National Association (the “Escrow Agent”), to be held and disbursed by the Escrow Agent pursuant to the terms of the Escrow Agreement and this Agreement; and

(iv)     the balance thereof shall be paid by wire transfer of immediately available funds to the account or accounts specified in writing by Seller to Buyer prior to the Closing.

(c)         Closing Statement. Within 90 days following the Closing Date, Buyer shall prepare and deliver to Seller a written statement (the “Closing Statement”) setting forth, as of the Effective Time (i) an itemized statement of Buyer’s calculation of (A) the Working Capital, prepared in a manner consistent with the Accounting Principles, (B) the Cash on Hand, (C) the Closing Indebtedness, and (D) the unpaid Seller Expenses and (ii) Buyer’s resulting calculation of the actual Closing Payment, including reasonable supporting schedules and data to support such calculations. In connection with Seller’s review of the Closing Statement, Seller and its Representatives shall have reasonable access, during normal working hours and at Seller’s expense, to the Company’s books and records and all relevant work papers, schedules, memoranda and other documents prepared by Buyer or any of its Affiliates or Representatives in connection with, or supporting, Buyer’s preparation of the Closing Statement, and to personnel of Buyer and any of its Affiliates who prepared or whose judgment was relied upon in the preparation of the Closing Statement, and Buyer shall, and shall cause its Affiliates to, reasonably cooperate with Seller and its Representatives in connection therewith. Seller and its Representatives shall keep confidential and not disclose, divulge, or use for any purpose (other than to review the Closing Statement) any financial or other confidential information obtained from Buyer pursuant to the terms of this Section 1.3(c).

Stock Purchase Agreement

(d)           Disputes. Seller may dispute the Closing Statement and shall notify Buyer in writing (the “Dispute Notice”) of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the nature of such dispute and the basis therefor, within 45 days following Seller’s receipt of the Closing Statement from Buyer (the “Closing Statement Dispute Period”). In the event of such a dispute, Seller and Buyer shall in good faith attempt to resolve any such dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If the parties are unable to resolve any such dispute within 15 Business Days after the Dispute Notice is received by Buyer from Seller, Seller or Buyer may submit the items remaining in dispute (the “Unresolved Disputes”) for resolution to the Independent Accountant. Buyer and Seller shall jointly retain the Independent Accountant to resolve the Unresolved Disputes. Promptly, but no later than 20 Business Days after the Independent Accountant is engaged by Buyer and Seller, the Independent Accountant shall determine, based solely on written presentations by Seller and Buyer, and not by independent review, the Unresolved Disputes and shall render a report as to the Unresolved Disputes and the resulting computation of the actual Closing Payment which shall be final, binding and conclusive on the parties. In resolving the Unresolved Disputes, the Independent Accountant shall be bound by the provisions of this Section 1.3 and may not assign a value greater than the greatest value, or lower than the lowest value, for such item as provided by Seller in the Dispute Notice or Buyer in the Closing Statement, as the case may be. The fees, costs and expenses of the Independent Accountant (i) shall be borne by Seller in the proportion that the aggregate dollar amount of such remaining disputed items so submitted that are unsuccessfully disputed by Seller (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of such items so submitted and (ii) shall be borne by Buyer in the proportion that the aggregate dollar amount of such remaining disputed items so submitted that are successfully disputed by Seller (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of such items so submitted, and the Independent Accountant shall calculate the proportionate share of fees, costs and expenses allocable to each of Buyer and Seller. Subject to the scope and limitations set forth in Section 1.3(c) above, Seller and Buyer each shall make available to the other (upon the request of the other) their respective work papers generated in connection with the preparation or review of the Closing Statement and Seller shall have continued access to Company personnel and work papers through the date of the Independent Accountant’s determination.

(e)         Purchase Price Adjustment and Payment. The Purchase Price determined in accordance with this Section 1.3 shall be deemed final for the purposes of this Section 1.3 upon the earliest of (i) the failure of Seller to deliver the Dispute Notice within the Closing Statement Dispute Period, (ii) the resolution of all disputes by Seller and Buyer pursuant to Section 1.3(d), and (iii) the resolution of all disputes by the Independent Accountant pursuant to Section 1.3(d). All payments to be made, and all joint instructions to be provided to the Escrow Agent shall be made or provided, as the case may be, no later than three Business Days after the Purchase Price is finally determined. The following payments, if any, which shall be deemed to be adjustments to the Purchase Price shall be made as follows:

(i)     in the event that the actual Closing Payment equals or exceeds the Estimated Closing Payment, then the Buyer and Seller shall provide joint instructions to the Escrow Agent to release the Adjustment Escrow Fund to Seller, by wire transfer of immediately available funds to the account for the Seller specified in the Escrow Agreement (or such other account as Seller may specify in writing to the Escrow Agent upon at least two Business Days’ prior written notice) and Buyer shall pay or cause to be paid to Seller an amount equal to the actual Closing Payment minus the Estimated Closing Payment, if any;

Stock Purchase Agreement

(ii)       in the event that the actual Closing Payment is less than the Estimated Closing Payment, then Seller and Buyer shall provide joint instructions to the Escrow Agent to release (1) an amount equal to the full amount by which the Estimated Closing Payment exceeds the actual Closing Payment from the Adjustment Escrow Fund to Buyer, by wire transfer of immediately available funds to the account for Buyer specified in the Escrow Agreement (or such other account as Buyer may specify in writing to the Escrow Agent upon at least two Business Days’ prior written notice) and (2) the amount remaining in the Adjustment Escrow Fund (if any) after the payment in clause (1) of this subsection to Seller, by wire transfer of immediately available funds to the account for Seller specified in the Escrow Agreement (or such other account as Seller may specify in writing to the Escrow Agent upon at least two Business Days’ prior written notice). If the full amount by which the Estimated Closing Payment exceeds the actual Closing Payment is greater than the amount of the Adjustment Escrow Fund, the Seller Parties shall jointly and severally pay or cause to be paid to Buyer, by wire transfer of immediately available funds to the account for Buyer specified in the Escrow Agreement (or such other account as Buyer may specify in writing to Seller upon at least two Business Days’ prior written notice) the amount by which such excess is greater than the Adjustment Escrow Fund; and

(iii)      for all purposes, including Tax purposes, the price adjustments contemplated by this Section 1.3 shall be treated as additional Purchase Price paid by Buyer to Seller, or reductions to the Purchase Price paid, for the Equity Securities (except to the extent a portion of any payment by Buyer is properly treated as imputed interest for Tax purposes). The Parties will file all Tax Returns consistent with such treatment, and not take any position inconsistent with such treatment, except to the extent otherwise required by a “determination” within the meaning of Code Section 1313(a) (or any corresponding or similar provision of state, local or foreign Tax Law).

1.4        Closing.   The closing of the transactions contemplated hereby (the “Closing”) shall occur simultaneously with the delivery of this Agreement remotely via the exchange of documents and signatures. The date hereof is referred to herein as the “Closing Date.” The delivery of all documents and the performance of all acts at the Closing shall be deemed to have occurred or to have been taken simultaneously, and the Closing shall be deemed to be effective as of the Effective Time.

1.5        Closing Deliveries.

(a)            On the Closing Date, Seller shall deliver, or cause to be delivered, to Buyer the following:

(i)       certificates evidencing all Equity Securities, together with duly executed instruments of transfer with respect to the Equity Securities;

(ii)       the written resignations of each director and officer of the Company as requested by the Buyer;

(iii)      a duly completed and executed certification from Seller certifying that Seller is not a foreign person within the meaning of Code Section 1445;

(iv)     a certificate from the secretary or an assistant secretary (or equivalent officer) of Seller, dated as of the Closing Date, in form and substance satisfactory to Buyer, certifying that: (A) the certificate of formation and limited liability company agreement of Seller attached to such certificate are true, correct and complete, (B) such documents referred to in clause (A) above have been in full force and effect in the form attached to such certificate from and after the date of the adoption of the resolutions referred to in clause (C) below and no amendment to such documents has occurred from and after the date of the last amendment annexed thereto, and (C) the resolutions of the members and managers of Seller attached to such certificate, which authorize this Agreement, the Transaction Documents to which Seller is a party, and the transactions contemplated hereby and thereby, were duly adopted at a duly convened meeting thereof (at which a quorum was present and acting throughout) or by written consent, remain in full force and effect, and have not been amended, rescinded or modified;

Stock Purchase Agreement

(v)       a certificate from the secretary or an assistant secretary (or equivalent officer) of the Company, dated as of the Closing Date, in form and substance satisfactory to Buyer, certifying that: (A) the certificate of incorporation and bylaws of the Company attached to such certificate are true, correct and complete, (B) such documents referred to in clause (A) above have been in full force and effect in the form attached to such certificate from and after the date of the adoption of the resolutions referred to in clause (C) below and no amendment to such documents has occurred from and after the date of the last amendment annexed thereto, and (C) the resolutions of the board of directors and shareholders of the Company attached to such certificate, which authorize this Agreement, the Transaction Documents to which the Company is a party, and the transactions contemplated hereby and thereby, were duly adopted at a duly convened meeting thereof (at which a quorum was present and acting throughout) or by written consent, remain in full force and effect, and have not been amended, rescinded or modified;

(vi)     a certificate of the secretary or an assistant secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement and the other documents to be delivered hereunder;

(vii)    a certificate of the secretary or an assistant secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder;

(viii)    for each of Seller and the Company, a certificate of good standing from the Secretary of State of the State of Delaware and from each jurisdiction in which the Company or Seller is qualified as a foreign corporation or limited liability company, as applicable, in each case as of a date not earlier than 10 days prior to the Closing Date;

(ix)    restrictive covenant agreements, each in substantially the form attached hereto as Exhibit A (the “Restrictive Covenant Agreement”), duly executed by each of Seller and the Equityholders;

(x)       duly executed restrictive covenant agreements, in a form acceptable to Buyer, from those employees of the Company listed on Section 1.5(a)(x)of the Seller Disclosure Schedule;

(xi)      any applicable Payoff Letters (including any lien releases referenced therein);

(xii)     all consents or waivers of third parties that are set forth on Section 1.5(a)(xii) of the Seller Disclosure Schedule and designated as “required” on that schedule;

(xiii)    the Escrow Agreement, duly executed by Seller;

(xiv)    an employment agreement duly executed by each of the Persons set forth on Section 1.5(a)(xiv) of the Seller Disclosure Schedule, each substantially in the form attached hereto as Exhibit B (the “Employment Agreements”);

(xv)      the assignment of all Company IP and Registered IP (the “IP Assignment”), in substantially the form attached hereto as Exhibit C, duly executed by Seller;

(xvi)     the registration rights agreement (the “Registration Rights Agreement”), in substantially the form attached hereto as Exhibit D, duly executed by Park;

Stock Purchase Agreement

(xvii)    evidence satisfactory to Buyer that Seller has secured tail policies from its insurer with respect to each of the insurance policies listed in Section 1.5(a)(xvii) (the “Tail Policy”) of the Seller Disclosure Schedule, which in each case, to the extent possible, such Tail Policy shall name the Buyer as an additional insured;

(xviii)   evidence satisfactory to Buyer that (A) Seller is the sole owner of all Equity Securities and that such Equity Securities are the only outstanding shares of capital stock of the Company, and (B) CID Resources Canada, Inc., the Company’s wholly-owned subsidiary (the “Canadian Subsidiary”), has been dissolved by the Company;

(xix)      a legal opinion of Jackson Walker LLP, counsel to Seller, and Wick Phillips, counsel to Mayberry, each in the form attached as Exhibit E;

(xx)      the support agreement (the “Support Agreement”), in the form attached as Exhibit F, duly executed by each of Public Safety CID, LLC, a Delaware limited liability company, Public Safety Supply Resources Holdings, LLC, a Delaware limited liability company and Prophet Equity LP, a Delaware limited partnership; and

(xxi)     a funds flow agreement, in form and substance reasonably satisfactory to the Parties, describing the manner in which the Estimated Closing Payment will be paid at Closing (the “Funds Flow Agreement”), duly executed by Seller.

(b)            On the Closing Date, in addition to the payments to be made pursuant to Section 1.3 and the issuance of the Buyer Shares pursuant to Section 1.6, Buyer shall deliver, or cause to be delivered, to Seller the following:

(i)      a certificate of the secretary or an assistant secretary (or equivalent officer) of Buyer, dated as of the Closing Date, in form and substance satisfactory to Seller, certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement, the Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, were duly adopted at a duly commenced meeting thereof (at which a quorum was present and acting throughout) or by written consent, and that all such resolutions are in full force and effect, have not been amended, rescinded, or modified, and are all the resolutions adopted in connection with the transactions contemplated hereby;

(ii)      a certificate of the secretary or an assistant secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder;

(iii)     a certificate of good standing (or comparable certificate) from the appropriate Governmental Authority of the jurisdiction in which Buyer is organized, as of a date not earlier than 10 days prior to the Closing Date;

(iv)      evidence reasonably satisfactory to Seller that the R&W Policy and the Excess Policy has been obtained by Buyer and is in full force and effect at the Closing;

(v)       duly executed counterparts of each Restrictive Covenant Agreement;

(vi)      duly executed counterparts of the Employment Agreements;

Stock Purchase Agreement

(vii)      duly executed counterpart of the IP Assignment;

(viii)     duly executed counterpart of the Registration Rights Agreement;

(ix)       duly executed counterpart of the Escrow Agreement; and

(x)        duly executed counterpart of the Support Agreement.

(c)           Effectiveness. All of the foregoing deliveries under this Section 1.5 shall be deemed to have occurred simultaneously at the Closing and none shall be effective until and unless all have occurred in accordance with this Agreement or have been waived.

1.6      Delivery of Buyer Shares. Contemporaneously with the Closing and after being released by the stock transfer agent, and subject to the terms and conditions of the Registration Rights Agreement (including in reliance on the representations and warranties made by the Seller herein and therein), Buyer shall issue to Mayberry as part of the Purchase Price for the Equity Securities such number of shares of common stock of Buyer, par value $.001 per share (the “Buyer Shares”), as is equal to $4.0 million, divided by the Buyer Share Price, with such Buyer Shares to be held in book entry form.

1.7        Tax Withholding. Notwithstanding anything to the contrary in this Agreement, but subject to Section 7.6, Buyer and the Company (and any other Person that has a withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld under the Code (or any provision of applicable Tax Law) with respect to such payment. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Authority as required by applicable Tax Law, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of whom such deduction and withholding were made.

ARTICLE II

Representations and Warranties of Seller Parties

The Seller Parties hereby jointly and severally represent and warrant to Buyer as of the date hereof that each of the statements contained in this ARTICLE II is true and correct, except as otherwise set forth in the section of the disclosure schedule delivered by Seller to Buyer concurrently herewith (the “Seller Disclosure Schedule”) corresponding to such section in this ARTICLE II, as follows:

2.1        Company’s Incorporation; Power and Authority and Approval; and Qualification.

(a)           The Company is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate the properties and assets it currently owns or leases and to carry on the CID Business as it is currently conducted by it.

(b)           The Company is duly licensed or qualified to conduct business as a foreign corporation in, and is in good standing under the Laws of, all jurisdictions in which the character of the properties and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so licensed or qualified.

Stock Purchase Agreement

(c)           True and complete copies of the Governing Documents of the Company have been made available to Buyer prior to the date hereof, in each case as currently in effect, and no subsequent action has been taken to amend or modify any of the Governing Documents of the Company. All such Governing Documents are in full force and effect, no other organizational documents are applicable to or binding upon the Company and the Company is not in violation of any of the provisions of its Governing Documents.

(d)           The Company has all requisite corporate power and authority to enter into, and perform its obligations under, this Agreement and the Transaction Documents to which it is a party. The execution and delivery by the Company of this Agreement and each Transaction Document to which it is a party, and the performance by the Company of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been, and each Transaction Document to which the Company is a party will be, duly and validly executed and delivered by the Company and (assuming the due and valid authorization, execution and delivery of this Agreement and the Transaction Documents by each other party hereto and thereto) constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a Proceeding in equity or at law).

2.2        Seller’s Organization; Power and Authority and Approval; and Qualification.

(a)           Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate the properties and assets it currently owns or leases and to carry on its business as currently conducted by it.

(b)           Seller is duly licensed or qualified to conduct business as a foreign limited liability company in, and is in good standing under the Laws of, all jurisdictions in which the character of the properties and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except, in each case, where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)           True and complete copies of the Governing Documents of Seller have been made available to Buyer, in each case as currently in effect, and no subsequent action has been taken to amend or modify any of the Governing Documents of Seller. All Governing Documents of Seller are in full force and effect, no other organizational documents are applicable to or binding upon Seller and Seller is not in violation of any of the provisions of its Governing Documents.

(d)           Seller has all requisite limited liability company power and authority to enter into, and perform its obligations under, this Agreement and the Transaction Documents to which it is a party. The execution and delivery by Seller of this Agreement and each Transaction Document to which it is a party, and the performance by Seller of its obligations hereunder and thereunder, have been duly authorized by all requisite limited liability company action on the part of Seller. This Agreement has been, and each Transaction Document to which Seller is a party will be, duly and validly executed and delivered by Seller and (assuming the due and valid authorization, execution and delivery of this Agreement and the Transaction Documents by each other party hereto and thereto) constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a Proceeding in equity or at law).

Stock Purchase Agreement

(e)           Each Equityholder has all requisite power and authority (or has the capacity, as applicable) to enter into, and perform his or its obligations under, this Agreement and the Transaction Documents to which he or it is a party. To the extent such Equityholder is an entity, the execution and delivery by such Equityholder of this Agreement and each Transaction Document to which he or it is a party, and the performance by such Equityholder of his or its obligations hereunder and thereunder, have been duly authorized by all action on the part of such Equityholder. This Agreement has been, and each Transaction Document to which such Equityholder is a party will be, duly and validly executed and delivered by such Equityholder and (assuming the due and valid authorization, execution and delivery of this Agreement and the Transaction Documents by each other party hereto and thereto) constitutes a legal, valid and binding obligation of such Equityholder enforceable against such Equityholder in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a Proceeding in equity or at law).

2.3        Capitalization. Seller is the record and beneficial owner of all of the Equity Securities. The current capitalization of any Seller Party that is not an individual Person (including the Company) is set forth on Section 2.3 of the Seller Disclosure Schedule. Except as set forth on such Schedule, no Seller Party has any outstanding capital stock or other equity interests, any subscriptions, options, warrants or other rights for the issuance or purchase of any capital stock or other equity interests, any securities convertible or exchangeable for any capital stock or other equity interests, or any understandings or commitments of any kind for the issuance of capital stock or other equity interests or securities convertible into capital stock or other equity interests. There are no Contracts to which any Seller Party is a party relating to the acquisition, disposition, or voting of any capital stock or other equity interests or securities of any Seller Party, except for such Seller Party’s Governing Documents. Except as set forth Section 2.3 of the Seller Disclosure Schedule, there are no outstanding or authorized stock appreciation, "phantom stock" or other equity or similar rights with respect to any Seller Party. There are no outstanding bonds, debentures, notes or other Indebtedness of any Seller Party containing the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the equity holders of any Seller Party may vote. Except as set forth Section 2.3 of the Seller Disclosure Schedule, no Seller Party has any Subsidiaries and does not own, directly or indirectly, any stock, limited liability company interest or membership interest, partnership interest or other equity or voting interest in or of any Person. Prior to the date hereof, the Company has dissolved the Canadian Subsidiary.

2.4        Title to Equity Securities. The Equity Securities have been duly authorized, validly issued in compliance with all applicable securities Laws or exemptions therefrom and are fully paid and non-assessable. Seller has good, valid and marketable title to all of the Equity Securities free and clear of all Encumbrances other than (a) those arising under applicable securities Laws and (b) Encumbrances existing in connection with Indebtedness of the Company which Encumbrances will be released at Closing.

2.5       Governmental Consents. No consent, approval, waiver, notice to, or authorization of, or exemption by, or filing with any Governmental Authority (a “Governmental Consent”) is required in connection with the execution and delivery by any Seller Party of this Agreement or any Transaction Document to which it is a party or the performance by it of its obligations hereunder or thereunder (excluding Governmental Consents, if any, which Buyer is required to obtain or make, as to which no representations or warranties are made by Seller), except for such filings as may be required under the HSR Act.

Stock Purchase Agreement

2.6        No Conflicts. Each Seller Party’s execution and delivery of, and performance of its obligations under, this Agreement and each Transaction Document to which it is a party will not, with or without the giving of notice or the lapse of time, or both, subject to obtaining any Governmental Consents referred to in Section 2.5:

(a)           violate any provision of any Governing Document of any Seller Party;

(b)           violate any Law or Order applicable to any Seller Party;

(c)           require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that would constitute a default under, result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel any Material Contract or Permit to which any Seller Party is a party or by which any Seller Party or the CID Business is bound or to which any of the Company’s assets are subject; or

(d)           result in the creation of any Encumbrance upon any assets of the Company.

2.7        Financial Statements.

(a)           Seller has delivered to Buyer true and complete copies of the unaudited financial statements of the Company as at March 31, 2018 (the “Interim Balance Sheet Date”) consisting of the balance sheet of the Company (the “Interim Balance Sheet”) as at such date and the related statements of income and retained earnings and cash flows for the three-month period then ended, and true and complete copies of the audited financial statements of the Company consisting of the balance sheet of the Company as at each of December 31, 2017 and December 31, 2016, the related statements of income and retained earnings and cash flows for each of the years then ended (collectively, the “Financial Statements”). The Financial Statements are consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects) and fairly present, in all material respects, the financial position and results of operations of the Company as at the respective dates indicated and for the respective periods then ended, in conformity with GAAP applied on a consistent basis throughout the periods covered thereby, except (i) for the adjustments disclosed in Section 2.7 of the Seller Disclosure Schedule or the notes to the Financial Statements, and (ii) in the case of the interim Financial Statements, for the absence of notes and other presentation items thereto and are subject to normal year-end adjustments, the effect of which shall not, individually, or in the aggregate, be material. No financial statements of any other Person are required by GAAP to be included in the Financial Statements. The accounting records, all of which have been made available to Buyer, (i) represent actual, bona fide transactions, (ii) have been maintained in all material respects in accordance with sound business practices and (iii) accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Company.

Stock Purchase Agreement

(b)           The Company has implemented and currently maintains a system of internal controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with customary accounting practices, including that (i) all transactions are executed in accordance with management’s general or specific authorizations, (ii) all transactions are recorded accurate and as necessary to permit the preparation of financial statements in conformity with GAAP, in all material respects in relation to the financial statements taken as a whole, and to maintain proper accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer (or equivalent thereof) or general counsel of the Company, the board of directors of the Company or any committee thereof. Neither the Company nor, to the Company’s Knowledge, any of their independent auditors have identified (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (y) any fraud, whether or not material, that involves the management or other employees of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or (z) any claim or allegation regarding any of the foregoing.

(c)           All accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof and prior to the Closing Date (i) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the Ordinary Course; (ii) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course; and (iii) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full in accordance with the historical collection practices of the Company. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date and prior to the Closing Date, on the accounting records of the Company has been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. Since the Interim Balance Sheet Date, there have not been any write-offs as uncollectible of any customer accounts receivable of the Company, except for write-offs in the Ordinary Course.

2.8        Undisclosed Liabilities. The Company has no Liabilities, except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, (b) those which have been incurred in the Ordinary Course since the Interim Balance Sheet Date (which are similar in nature and amount to the Liabilities which arose during the comparable period of the immediately preceding fiscal year and none of which is a Liability for breach of Contract, breach of warranty, tort, infringement, violation of Law or any Proceeding) and which are not, individually or in the aggregate, material in amount, (c) those Seller Expenses which are incurred pursuant to the transactions contemplated by this Agreement and set forth on the Closing Statement, and (d) those for performance (but not breach, default or other violation) under the express terms of written Contracts and in the Ordinary Course.

2.9        Absence of Certain Changes or Events. Except as permitted or contemplated by this Agreement, since the Interim Balance Sheet Date, the Company has not (a) suffered any material damage, destruction or casualty loss to its physical properties, or (b) suffered any events, developments, occurrences or changes that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Further, except as set forth on Section 2.9 of the Seller Disclosure Schedule and as otherwise contemplated by this Agreement or the other agreements, instruments and documents contemplated hereby, from the Interim Balance Sheet Date through the date of this Agreement, the Company has conducted its business in the Ordinary Course in all material respects and there has not been any:

(i)       material non-compliance with any applicable Law by the Company;

Stock Purchase Agreement

(ii)      actions taken or omissions of an action that materially and adversely affected the Company’s goodwill or relationship with any employee, customer, supplier or other Person having business dealings with the Company, except in the Ordinary Course;

(iii)       losses of or reductions to the services of any executive officer or key employee of the Company;

(iv)       amendments to the Governing Documents of the Company;

(v)        mergers or consolidations with, or agreements to merge or consolidate with, or purchase substantially all of the assets of, or other acquisitions of any business or any corporation, partnership, association or other business organization or division thereof, involving the Company;

(vi)       acceleration of shipments or invoicing over that typically made in the Ordinary Course;

(vii)      repurchases, redemptions or other acquisitions of any of the Equity Securities or other equity ownership interests of the Company;

(viii)    issuances, sales, pledges or dispositions of, or impositions of any Encumbrance on, any of the Equity Securities or other equity ownership interests of the Company, or any options, warrants or other similar rights, agreements or commitments of any kind to purchase any such securities convertible into or exchangeable for any such Equity Securities or other equity ownership interests of the Company;

(ix)      declarations or payments of any dividends or distributions or other capital returns with respect to any Equity Securities or other equity ownership interests of the Company, whether payable in additional Equity Securities or other equity ownership interests of the Company, cash, property or otherwise, except for distributions in the Ordinary Course;

(x)       incurrences, assumptions, guarantees (including any “keepwell” or any similar arrangement) or prepayments of any Indebtedness by the Company, amendments to the terms relating to any Indebtedness of the Company or issuances or sales of any debt securities by the Company;

(xi)        purchases of any material products or assets that have a value of $20,000 individually or $50,000 in the aggregate, except for the purchase of inventory in the Ordinary Course;

(xii)      sales, transfers, assignments, licensing, conveyances, mortgaging, pledging, or dispositions of, or the incurrence of any Encumbrance (other than any Permitted Encumbrance) on, any properties or assets (whether tangible or intangible) of the Company that have a value of $20,000 individually or $50,000 in the aggregate, except for the sale of inventory in the Ordinary Course;

(xiii)     transactions between the Company, on the one hand, and any other Seller Party or Affiliate of a Seller Party, on the other hand, except for dividends to Seller as the Company’s sole shareholder;

(xiv)     capital expenditures or equipment and facility maintenance expenses, or acceleration or deference of any capital expenditures or equipment and facility maintenance expenses, other than in accordance with the capital expenditures budget which has been made available to Buyer and was prepared in the Ordinary Course, and any such other expenditures as were necessary in the Company’s reasonable judgment to prevent the destruction, removal, wasting, deterioration or impairment of the Company’s assets;

Stock Purchase Agreement

(xv)       deferrals of capital expenditures called for by the Company’s capital expenditures budget and or needed for its business;

(xvi)      agreements regarding or conclusions of any corrective actions, plans or Orders applicable to the Company;

(xvii)     settlements, compromises or waivers by the Company of any material rights relating to any Proceedings;

(xviii)   changes by the Company to any financial, cost or Tax accounting methods, practices, policies or principles or elections, including any inventory valuation methodologies and capitalization of research and development and product development methodologies, other than any such changes as may be required under GAAP;

(xix)    cancellations or terminations of any insurance policies of the Company or lapses in the coverage thereof, unless simultaneously with such cancellation, termination or lapse, replacement policies providing, to the extent reasonably available, coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums were in full force and effect;

(xx)      failure by the Company to pay bonuses, commissions or other compensation due to employees when owed or payable;

(xxi)     any (A) adoption of, amendment to (other than any amendment necessary to comply with any applicable Law) or entry into any Benefit Plan, or (B) changes to actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or other arrangement, or changes to the manner in which contributions to such Benefit Plans or other arrangements are made or the basis on which contributions are determined, except as may be required by GAAP;

(xxii)    forgiveness by the Company of any loans to any officer, director, manager, employee or independent contractor of the Company; or

(xxiii)   agreements or commitments by the Company to do any of the foregoing.

2.10        Title to Assets. The Company has good and valid title to, a valid leasehold interest in, or an enforceable right to use, all of the real and personal property that it purports to own (including such property reflected on the Interim Balance Sheet) or uses in the conduct of the CID Business, free and clear of all Encumbrances, other than Permitted Encumbrances, and following the Closing, the Company will continue to have good and valid title to, a valid leasehold interest in, or an enforceable right to use, all of the real and personal property that it purports to own (including such property reflected on the Interim Balance Sheet) or uses in the conduct of the CID Business, free and clear of all Encumbrances, other than Permitted Encumbrances, without incurring any penalty or other adverse consequence (including any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement).

2.11        Sufficiency and Condition of Assets. The assets and properties of the Company, including the assets and properties used or held by the Company pursuant to leases, licenses and other Contracts, constitute all of the assets and properties sufficient and necessary for the conduct of the CID Business as it is currently conducted. All of the equipment and other tangible personal property of the Company are in good operating condition and repair, and are adequate for the uses to which they are being put, and none are in need of replacement or maintenance or repairs, except for ordinary, routine replacement, maintenance and repairs that are not material in nature or cost. In the past twelve (12) months, the Company has not changed any of its policies with respect to the timing of repairs and maintenance with respect to its tangible personal property.

Stock Purchase Agreement

2.12        Intellectual Property.

(a)           Ownership and Use.

(i)      The Company has good, valid and legal title to, and is the sole and exclusive owner of all right, title and interest in and to, or with respect to Intellectual Property licensed to the Company has an enforceable right to use, all Intellectual Property that is material to the operation of the CID Business or is used or held for use in the conduct of the CID Business as it is currently conducted (collectively, the “Company IP”), free and clear of all Encumbrances and other adverse claims, without obligation to pay any royalty or any other fees other than as expressly set forth in the terms and conditions of the Third Party IP Licenses (defined below).

(ii)      The operation and maintenance of the CID Business as it is currently conducted requires no Intellectual Property rights other than rights that are owned by the Company, or rights that have been granted to the Company pursuant to Third Party IP Licenses.

(iii)     None of the Company IP was developed by or on behalf of, or using grants or any other subsidies of, any governmental or public entity or authority, university, corporate sponsor, or other third party.

(iv)    Except as set forth on Section 2.12(a)(iv) of the Seller Disclosure Schedule, the Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property used by the Company in the conduct of its business of the rights to such contributions to the extent that the Company did not already own such Intellectual Property by operation of law. The Company’s current and former employees, officers and independent consultants that have created any Intellectual Property used or held for use or exploitation by the Company, have duly and validly assigned ownership of such Intellectual Property to the Company.

(b)           Intellectual Property Registrations. Section 2.12(b) of the Seller Disclosure Schedule contains an accurate and complete list of all registered and applied for Intellectual Property which is owned by the Company or used by the CID Business (collectively, the “Registered IP”). All Registered IP has been duly registered in, filed in or issued by the United States Patent and Trademark Office, a duly accredited and appropriate Internet domain name registrar, the appropriate offices in the various states of the United States and the appropriate offices of other jurisdictions (foreign and domestic), and each such registration, filing and issuance remains in full force and effect as of the Closing Date. There are no actions outside of the Ordinary Course that must be taken or payments that must be made within 180 days following the Closing Date that, if not taken, will adversely affect the Registered IP. All maintenance fees, annuities, and the like due or payable on the Registered IP have been timely paid. Section 2.12(b) of the Seller Disclosure Schedule accurately summarizes, as applicable, the following for each item of Registered IP: application number, registration number, filing date, date of issuance, applicant, mark or name, owner(s), country of origin, and the next maintenance fee and other administrative obligations required to maintain or prosecute such Registered Intellectual Property.

(c)           Validity. All Registered IP is subsisting, valid and enforceable.

Stock Purchase Agreement

(d)          Trade Secrets. The Company or a Subsidiary of the Company has taken all reasonable and necessary steps to maintain and enforce the Company IP, and preserve the confidentiality of all Trade Secrets included therein, and all use, disclosure or appropriation thereof by or to any third party has been pursuant to the terms of a written agreement between such third party and the Company or such Subsidiary. The Company has not breached any agreements of non-disclosure or confidentiality related to the Company IP.

(e)           Effect of Agreement. After consummation of the transactions contemplated by this Agreement, neither Seller nor any current or former Affiliate of Seller (other than the Company) will own or have any right, title or interest in or to any Company IP. The execution, delivery and performance of this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person (except as may be set forth on Section 1.5(a)(xii) of the Seller Disclosure Schedule) in respect of, the Company’s right to own or use any Company IP.

(f)           Non-infringement. No Person has infringed, misappropriated or otherwise violated any Company IP. The Company, the conduct of the CID Business as currently and formerly conducted, the processes or business methods used by or at the direction of the Company or any Subsidiary, and the products and services of the Company, have not infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person. No Proceedings (including any opposition, cancellation, review or other Proceedings) are settled or pending or, to the Company’s Knowledge, threatened (including any offers to take a license), (v) alleging that the Company has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person, (w) challenging the validity, enforceability, registrability or ownership of, or rights to use, license or otherwise exploit any Company IP, (x) alleging that any Person infringed, misappropriated or otherwise violated any Company IP, (y) asserting that the Company has engaged in unfair competition, false advertising or other unfair business practices, or (z) otherwise asserting claims or allegations adversely affecting or that would, if established, adversely affect any Company IP.

(g)           Enforcement. The Company has taken all actions reasonably necessary to maintain and protect the Company IP, including without limitation (i) marking its products to indicate ownership of Intellectual Property embodied in such products and to preserve the right to seek and obtain damages for the violation of such Intellectual Property, and (ii) exercising reasonable care and taking all reasonable steps, to protect the Company’s rights in Trade Secrets and to protect the Trade Secrets of others who have provided such them to the Company in confidence.

(h)           Licenses and Agreements. Except for licenses of off the shelf software, Section 2.12(h) of the Seller Disclosure Schedule contains a list of all agreements relating to Intellectual Property to which the Company is a party or is otherwise obligated, including without limitation any agreement by which the Company: (i)(A) licensed to any Person any Company IP or sublicensed to any Person any Intellectual Property owned by another Person (such agreement, a “Company IP License”), (B) is licensed any Intellectual Property owned by another Person (such agreement, a “Third Party IP License”), (C) uses, owns, assigned or is assigned any right or interest in, settled any dispute or released or was released from any claim pertaining to, any Intellectual Property, (D) is restricted in or obligated with respect to, or has restricted or obligated another with respect to, the disclosure, use, development, enforcement, prosecution, maintenance, transfer, licensing or other exploitation of any Intellectual Property, (E) granted or was the beneficiary of a covenant not to sue with respect to, or (F) has other than in the Ordinary Course, given, obtained or permitted the disclaimer of a warranty, indemnity or hold harmless obligation with respect to any Intellectual Property; or (ii) is obligated or committed, or has obtained an obligation or commitment from any Person, to enter into an agreement pertaining to any of the categories set forth in subpart (i). All material Company IP Licenses and all material Third Party IP Licenses are in full force and effect, and constitute valid and binding obligations of the respective parties thereto and are enforceable in accordance with their respective terms.

Stock Purchase Agreement

(i)           Software.

(i)       Section 2.12(i)(i) of the Seller Disclosure Schedule contains a complete list of all Company Software.

(ii)     Except as set forth on Section 2.12(i)(ii) of the Seller Disclosure Schedule, none of the Company Software: (i) incorporates any Public Software, or is subject to any license or other contractual obligation that (A) requires the Company to divulge to any Person any source code that is part of the Company Software, (B) licenses a third party to create any derivative work based on the Company Software, or (C) licenses a third party to distribute or redistribute Company Software or any part thereof at no charge; or (ii) to the Company’s Knowledge, contains any Virus. Except as set forth in Section 2.12(i)(ii) of the Seller Disclosure Schedule, to the Company’s Knowledge the Company Software is free of material defects and errors, and functions in substantial conformity with documentation therefor.

(iii)     Each of the material Company Software programs operates and runs in a commercially reasonable business manner, conforms in all material respects to the specifications thereof, operates in accordance with the documentation provided with such computer software programs, and, to the Company’s Knowledge, is free of Viruses.

(iv)     The Company Software constitutes all software necessary to conduct the business and operations of the Company as conducted as of the date hereof.

(v)     All Company Software is in the possession, custody and control of the Company, along with all hardware and software tools, documentation, and other materials necessary to exploit the Company Software in the Ordinary Course, and such Company Software and related tools and materials will remain so immediately after the Closing.

(vi)     No Company Software in source code form has been provided to the Company’s personnel except on a need-to-know basis. The Company Software that is owned by the Company has not been presented or disclosed in source code form to any third party (including without limitation, employees and officers of the Company) except under written confidentiality agreements or written source code escrow agreements. To the Company’s Knowledge, there has been no security breach relating to, no violation of any security policy regarding, and no unauthorized access to, the Company’s proprietary data or Company Software.

(vii)     Except as set forth in Section 2.12(i)(vii) of the Seller Disclosure Schedule, the Company is not obligated to support or maintain any of the Company Software except pursuant to agreements that will terminate by their terms or are terminable at will by the Company (and other than for cause) on a periodic basis and that provide for periodic payments to the Company for such services.

2.13        Real Property.

(a)           The Company does not own any real property and does not have any obligation to purchase any real property. Section 2.13(a) of the Seller Disclosure Schedule sets forth a list of all leases and subleases with respect to real property (each, a “Real Property Lease”) pursuant to which the Company is a party, together with corresponding street address of all such leased real property (collectively, the “Leased Real Property”). A true and complete copy of each written Real Property Lease (including all modifications, amendments, renewals and extensions thereto) has been made available to Buyer and there have been no amendments, modifications or extensions of such Real Property Leases other than those set forth on Section 2.13(a) of the Seller Disclosure Schedule. The Leased Real Property constitutes all real property used or held for use by the Company in the operation of the CID Business as currently operated. The Company has a valid leasehold interest in each parcel of Leased Real Property.

Stock Purchase Agreement

(b)           With respect to each Real Property Lease:

(i)       each Real Property Lease is legal, valid and binding on, and enforceable against, the Company and, to the Company’s Knowledge, each other party thereto, in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a Proceeding in equity or at law);

(ii)      the Company has not given or received any written notice of default under any Real Property Lease, and no default by the Company or, to the Knowledge of the Company, the other party or parties thereto, is continuing under any of the Real Property Leases;

(iii)     the Company has not had its possession and quiet enjoyment of any Leased Real Property leased pursuant to any Real Property Lease materially disturbed, and there are no material disputes involving the Company with respect to any of the Real Property Leases;

(iv)       no security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been re-deposited in full;

(v)       the Company is not a party to any written or oral subleases, assignments, licenses, or other contracts granting to any Person other than the Company the right to use or occupy any Leased Real Property;

(vi)      the Company is not a party to any outstanding options, rights of first refusal or other contractual right to purchase, sell or lease all or a portion of any Leased Real Property which is subject to a Real Property Lease;

(vii)     the Company has not received any written notice that the landlord with respect to any Real Property Lease would refuse to renew such lease upon expiration of the period thereof upon substantially the same terms, except for rent increases and non-material revisions to the terms of such Real Property Lease, in each case which have been disclosed to Buyer;

(viii)    the time period for the Company to exercise any extension or renewal right under such lease has not expired or otherwise lapsed;

(ix)     all rent and additional rent payments, including operating expenses, property taxes and pass-throughs, are paid current through the date of this Agreement, and will be paid current through the Closing Date; and

(x)      the Company does not owe, nor will owe in the future, based on any Contract in effect on the date hereof or the Closing Date, any brokerage commissions or finder’s fees with respect to any Leased Real Property.

Stock Purchase Agreement

(c)           No portion of the Leased Real Property is subject to any pending or, to the Company’s Knowledge, threatened condemnation or eminent domain proceedings or their local equivalent by any Governmental Authority. Within the last 12 months, neither Seller nor the Company has received written notice of any pending or threatened condemnation or eminent domain proceedings or their local equivalent affecting or relating to such Leased Real Property.

(d)           The Leased Real Property is used in a manner consistent in all material respects with and permitted by applicable zoning ordinances and other Laws, is served by all water, sewer, electrical, telephone, drainage and other utilities required for normal operations of the CID Business, is not in possession of any adverse possessors, is in reasonably good condition and repair (normal wear and tear excepted) and requires no material work or improvements to bring it into compliance in all material respects with all applicable Laws or to repair or maintain the improvements thereon.

2.14        Material Contracts.

(a)           Section 2.14(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of each Contract pursuant to which the Company is a party, to which any of its assets or properties are bound, or pursuant to which it has any rights and/or obligations, in each case in any one or more of the categories listed below (and each such Contract is listed under a heading in Section 2.14(a) of the Seller Disclosure Schedule that corresponds with the applicable clause among the following to which such Contract relates):

(i)       (A) all Contracts that provide for payments after the date hereof by or to the Company thereunder of more than $10,000 per year, including without limitation all such Contracts that are (1) Contracts with customers, vendors or the like, provided, that, with respect to purchase orders with customers, Section 2.14(a)(i) of the Seller Disclosure Schedule shall provide a list of all open purchase orders (without regard to such $10,000 threshold) as of the close of business on the last Business Day prior to the date of this Agreement, (2) Contracts for capital expenditures (including leases of personal property), supplies or services, (3) guarantees of third party obligations, and (B) Contracts with any current or former officer, employee or consultant of the Company for annual compensation or severance agreements;

(ii)      all Contracts that provide for change in control, retention, transaction bonus or similar arrangements, including obligations of the Company to make any payment to any Person, including any holder of any equity securities of the Company, based upon or related to the value of any equity securities of the Company;

(iii)    all Contracts that are collective bargaining agreements, labor Contracts or other written agreements or arrangements with any labor union, works council, labor organization, or any other employee organization;

(iv)     all Contracts that provide for any partnership, joint venture, strategic alliance, revenue sharing or other collaboration;

(v)      all Contracts that relate to the sale or acquisition of any assets of the Company, other than in the Ordinary Course, or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any assets of the Company, other than in the Ordinary Course;

Stock Purchase Agreement

(vi)     all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vii)     all Contracts that restrict or prohibit the kinds of businesses in which the Company may engage, including any Contract containing a covenant not to compete or not to solicit, or limiting or purporting to limit the method or scope of conduct of the CID Business, or preventing the Company from engaging freely in any part of the CID Business anywhere in the world, or including restrictions on the Company’s ability to employ any Person in any market or geographical area, in each case binding on the Company or any employees or other service providers of the Company;

(viii)   all Contracts that relate to or evidence Indebtedness (including guarantees), including as an indenture, mortgage, loan agreement, promissory note or other Contract for the borrowing of money or a line of credit or which otherwise places an Encumbrance on any assets of the CID Business;

(ix)     all Contracts with respect to Intellectual Property, Software or Source Code, including licenses (whether as licensor or licensee) (including all Third Party IP Licenses and Company IP Licenses), options, covenants not to assert, or other rights or immunity with respect to any Intellectual Property, Software or Source Code or Contract relating to the development, ownership or enforcement of Intellectual Property, Software or Source Code, including without limitation any settlement or coexistence agreements, and including (A) Contracts with current or former employees, consultants, or contractors regarding the ownership, use, protection or nondisclosure of any Intellectual Property, Software, or Source Code and (B) any Contract relating to the licensing of Intellectual Property, Software, or Source Code by the Company from or to a third party (except licenses for commercially available, unmodified, off-the-shelf software purchased or licensed for less than a total cost of $5,000 in the aggregate entered into by the Company in the Ordinary Course);

(x)       all Contracts that require the Company to purchase or sell a stated portion of the requirements or outputs of its business or that contain "take or pay" provisions;

(xi)      all Contracts that provide for the indemnification of any other Person;

(xii)     all Contracts that provide for the assumption of any Tax, environmental or other Liability of any Person;

(xiii)   all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, sales representative, market research, marketing, consulting and advertising Contracts;

(xiv)     [Intentionally Omitted];

(xv)      all Contracts relating to swap, hedging, forward exchange or other derivative arrangements;

(xvi)     all Contracts with any Governmental Authority;

(xvii)    all Contracts between (1) the Company or any of its Subsidiaries, on the one hand, and (2) any other Seller Party or any director, officer, member, manager, employee, Affiliate, shareholder, or other service provider of a Seller Party, any of such individual's family members, or any of their respective Affiliates, on the other hand;

Stock Purchase Agreement

(xviii)   all powers of attorney with respect to the CID Business;

(xix)     all Real Property Leases;

(xx)      all Contracts that involve any “most favored nation” rights or similar rights or obligations of the Company or other Person or any other similar provision;

(xxi)    all Contracts pursuant to which the Company has or may have any Liability to any investment bank, broker, financial advisor, finder or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s or similar fees or expenses) in connection with this Agreement or the Transactions;

(xxii)    all Contracts that evidence the settlement or compromise of any Proceeding involving either (A) any ongoing payment obligations by the Company, (B) the imposition of any non-monetary restrictions upon the Company that continue to be in effect or (C) the admission of wrongdoing on the part of the Company;

(xxiii)    all Contracts that (1) cannot be terminated by the Company unless it provides advance notice of 30 days or more, or (2) cannot be terminated by the Company without incurring a fee, penalty, charge, payment or prepayment obligation;

(xxiv)    all other Contracts that are material to the assets or the operation of the CID Business and not previously disclosed pursuant to this Section 2.14(a);

(xxv)     any outstanding binding commitment to enter into any Contract of the type described in subsections (i) through (xxvi) of this Section 2.14(a); and

(xxvi)    any Contract or group of Contracts with a Person or Governmental Authority the termination of which would be reasonably expected to have a material effect on the Company, its assets, liabilities, or the CID Business and is not otherwise disclosed pursuant to the other clauses of this Section 2.14(a).

(b)           Seller has made available to Buyer a true and correct copy of each Contract (including any and all amendments, supplements and modifications thereto) described in each of the clauses of Section 2.14(a) above (collectively, the “Material Contracts”); provided, however, that with respect to purchase orders of the CID Business, Seller has provided to Buyer (i) a true and correct list of open purchase orders and (ii) copies of each purchase order requested to be reviewed by Buyer. Each Material Contract is in full force and effect and is a valid and binding obligation of the Company and the other parties thereto and is enforceable against the Company and the other parties thereto in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a Proceeding in equity or at law). Neither the Company nor, to the Knowledge of the Company, any other party to a Material Contract is in breach of, or default under, any Material Contract. All certifications and representations submitted by or on behalf of the Company in connection with any Material Contract were true and correct when given and all notices regarding the updating of such certifications and representations have been given if required. As of the date hereof, neither Seller nor the Company has received any claim or notice of material breach of or material default under any Material Contract. As of the date hereof, no party has indicated to Seller or the Company its intent to terminate or modify any Material Contract. No Material Contract is subject to any material modifications, amendments or claims by any of the parties thereto, and there are no renegotiations, attempts to renegotiate or outstanding rights to negotiate any amount to be paid or payable to or by the Company under any Material Contract, and no Person has given notice of any demand for renegotiation or threat of cancellation of any Material Contract. To the Company’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may, in any material respect, contravene, conflict with or result in a violation or breach of, or give the Company or any other Person the right to declare a breach or default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contract. Subject to the receipt of the consents set forth on Section 1.5(a)(xii) of the Seller Disclosure Schedule, the transactions contemplated by this Agreement and the Transaction Documents will not afford any other party to a Material Contract the right to terminate or make any modifications to the terms of the Material Contract.

Stock Purchase Agreement

2.15        Environmental Matters.

(a)           The Company is in compliance in all material respects with all Environmental Laws.

(b)           The Company has not Released any Hazardous Materials at the Leased Real Property nor, to the Company’s Knowledge, has any third party Released any Hazardous Materials at any Leased Real Property, whereby such Hazardous Materials would reasonably be expected to require the Company to conduct or fund material remediation of the Hazardous Materials or result in the Company becoming subject to any other material obligation or liability pursuant to any Environmental Law.

(c)           Neither the Company nor, to the Company’s Knowledge, any Leased Real Property is subject to an Order or any pending and unresolved material written notice, material request for information, or material complaint of a Governmental Authority concerning any noncompliance with Environmental Laws, any actual or suspected presence or Release of Hazardous Materials or any requirement to conduct remediation of any Hazardous Materials at any of the Leased Real Property.

(d)           The Company holds and is in compliance in all material respects with all Permits required under all Environmental Laws (“Environmental Permits”) in connection with the operation of the CID Business as currently conducted and the operation of the Leased Real Property. No Proceeding is pending or, to the Company’s Knowledge, threatened to revoke, suspend, or cancel any material Environmental Permit.

(e)           There are no pending or, to the Company’s Knowledge, threatened Proceedings against or affecting the Company pursuant to or under Environmental Laws.

(f)           None of the CID Business, the assets of the Company, or any real property currently or formerly owned, leased or operated by the Company is listed on, or has been proposed for listing on, the National Priorities List under CERCLA, or any similar state list. Section 2.15(f) of the Seller Disclosure Schedule contains (i) a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company in connection with the CID Business, and (ii) a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company in connection with the CID Business as to which the Company may retain Liability, other than any such disposal facilities utilized in the Ordinary Course by the Company in connection with disposal of non-Hazardous Materials.

Stock Purchase Agreement

(g)           The Seller Parties have made available to Buyer and listed on Section 2.15(g) of the Seller Disclosure Schedule: (A) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the CID Business or any real property currently or formerly owned, leased or operated by the Company in connection with the CID Business which are in the possession or control of the Company related to compliance with Environmental Laws, any environmental claims or environmental notice or the Release of any Hazardous Materials; and (B) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes). To the Company’s Knowledge, no Seller Party is aware of any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that would reasonably be expected after the Closing Date, to prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the CID Business as currently conducted.

2.16        Compliance with Laws. The Company is in compliance in all material respects with, and has been at all times during the past five years in compliance in all material respects with, all Laws, Orders and material Permits applicable to the Company, the CID Business or any of its properties or assets or the employees and other service providers conducting the CID Business. The Company holds all material Permits necessary for the Company to own, lease and operate its properties and assets and conduct the CID Business as presently conducted. Section 2.16 of the Seller Disclosure Schedule sets forth a true and complete list of all material Permits held by the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, cancellation, lapse or limitation of any such material Permit. The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not result in the revocation, suspension, cancellation, limitation or adverse modification of any material Permit of the Company. The Company is not in default or violation of any material Permit to which it is a party. No Proceeding is pending or, to the Company’s Knowledge, threatened, to revoke, suspend, cancel, limit or adversely modify any Permit. The Company has not received any notification or warning from any Governmental Authority or other Person alleging violation of any Law, Order or Contract with any Governmental Authority by the Company. The Seller Parties have not been notified and presently have no reason to believe that any material Permit will not be renewed in the Ordinary Course upon its expiration.

2.17        Litigation. There are and, for the five years prior to the date hereof have been, no Proceedings pending or, to the Company’s Knowledge, threatened against or by the Company or any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company). There is no Proceeding pending or, to the Company’s Knowledge, threatened against Seller or the Company before any Governmental Authority in which any Person seeks to prohibit, prevent, enjoin or delay the consummation of the transactions contemplated by this Agreement, and to the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Proceeding.. There are no outstanding Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. To the Company’s Knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Order.

Stock Purchase Agreement

2.18        Insurance. Section 2.18 of the Seller Disclosure Schedule sets forth a true, correct and complete list of all policies of fire, workers’ compensation, property, casualty, general liability and other forms of insurance maintained by the Company (the “Insurance Policies”), and of all claims submitted by the Company under any of its current or former insurance policies in the five years prior to the date hereof. Each of the Insurance Policies is in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been or will have been timely paid, and no written notice has been received by the Company from any insurance carrier purporting to reduce, cancel, modify or terminate coverage under any of the Insurance Policies. During the five years prior to the date hereof, (a) the Company has not made any claim under any current or former Insurance Policy with respect to which an insurer has, in a written notice to Seller or the Company, questioned, denied, disputed or otherwise reserved its rights with respect to coverage, (b) to the Company’s Knowledge, no insurer has threatened to cancel any Insurance Policy, and (c) neither Seller nor the Company has received written notice of a material default under, or a termination or cancellation of, or a material increase in premium with respect to, any Insurance Policy. There are currently no pending material claims under the Insurance Policies. None of Seller or any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

2.19        Employee Benefit Plans.

(a)             Section 2.19 of the Seller Disclosure Schedule sets forth a true and complete list of each Benefit Plan.

(b)           With respect to each Benefit Plan, the Seller Parties have made available to Buyer true and complete copies of the following, where applicable: (i) any and all plan documents, amendments, agreements, trust agreements or other funding agreements, and material plan texts, including insurance policies and/or third party agreements; (ii) any and all outstanding summary plan descriptions and material modifications thereto, summaries of benefits and coverage, and employee handbooks; (iii) the three most recent annual reports, if applicable, with respect to such Benefit Plan; (iv) communications to employees regarding the Benefit Plans; (v) written summaries of all non-written Benefit Plans; (vi) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the IRS; and (vii) any filings under any amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority, including the Employee Plans Compliance Resolution System, Voluntary Fiduciary Correction Program or Delinquent Filer Voluntary Correction Program.

(c)          Each Benefit Plan has been established, administered, and operated in all material respects in accordance with its terms and in material compliance with all applicable Laws, including ERISA and the Code.

(d)           The consummation of the transactions contemplated by this Agreement will not, either alone or in conjunction with the occurrence of any subsequent or additional event, (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay, unemployment compensation, or any other payment under any Benefit Plan; (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer under any Benefit Plan; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Stock Purchase Agreement

(e)           Neither the Company nor any ERISA Affiliate has (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local law relating to any Benefit Plan and, to the Company’s Knowledge, nothing has occurred that could or reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Benefit Plan; (ii) incurred any liability to the Pension Benefit Guaranty Corporation in connection with any Benefit Plan covering any active, retired, or former employees or directors of the Company or any ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility or withdrawn from any such Benefit Plan in a manner that could subject it to liability under Sections 4062, 4063, or 4064 of ERISA; (iii) failed to comply with ERISA Sections 601 to 608 and Code Section 4980B; or (iv) incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of ERISA Sections 4201 or 4204 to any “multiemployer plan” within the meaning of Section 3(37) of ERISA, and nothing has occurred that presents a risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such multiemployer plan that could result in any liability of the Company or any ERISA Affiliate to any such multiemployer plan. No complete or partial termination of any Benefit Plan has occurred or is expected to occur.

(f)           Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any ERISA Affiliate or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a civil action or penalty under Section 502 of ERISA or to tax or penalty under Section 4975 or 4980 of the Code.

(g)           Neither the Company nor any ERISA Affiliate has now or at any time contributed to, sponsored or maintained any (i) “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) “single employer plan” within the meaning of Section 413(c) of the Code, or (iii)  a multiple employer welfare arrangement.  None of the Benefit Plans are subject to the minimum funding standards of Section 302 of ERISA or Sections 412 or 418(B) of the Code, and none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code.

(h)           Other than as required under Section 601 et. Seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any ERISA Affiliate has any liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(i)           All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(j)           Each Benefit Plan to which the Company is a party that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder.  The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred under Section 409A of the Code.  All deferred compensation arrangements that are intended to be exempt from Section 409A meet all applicable requirements for their respective exemptions.

(k)           The Company and all ERISA Affiliates have complied with the provisions of the Pension Protection and Affordable Care Act of 2010, including the reporting requirements. Neither the Company or any ERISA Affiliate has been, or is expected to be subject to penalties under the employer shared responsibility provisions and reporting requirements of the Pension Protection and Affordable Care Act of 2010.

Stock Purchase Agreement

(l)          There is no pending or, to the Company’s Knowledge, threatened assessment, complaint, Proceeding or investigation of any kind in any court or before any Governmental Authority with respect to any Benefit Plan (other than routine claims for benefits) and no Benefit Plan has within the last five years been the subject of any examination or audit by any Governmental Authority.

2.20        Taxes.

(a)           The Company has timely filed all Tax Returns required by applicable Law to be filed by it, all such Tax Returns have been prepared in material compliance with all applicable Tax Laws, and all such Tax Returns are true and complete in all material respects. The Company has timely paid all Taxes required to be paid (whether or not shown as due and payable on any such Tax Return). There are no unpaid Taxes of the Company, except to the extent that such Taxes are properly accrued by the Company on the Interim Balance Sheet or have been properly accrued since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practice. The reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) on the Interim Balance Sheet (rather than in any notes thereto) is sufficient for all accrued and unpaid Taxes of the Company as of the date thereof.

(b)          Section 2.20(b) of the Seller Disclosure Schedule is a true and complete list of: (A) all Tax Returns filed by the Company for all taxable years commencing on or after January 1, 2014, and (B) all audits of any Tax Returns of the Company or other legal Proceedings with regard to Taxes of the Company, including a description of the nature and, if completed, the outcome of each audit or Proceeding. The Seller Parties have made available to Buyer true and complete copies of all such Tax Returns and all revenue agent’s reports and similar reports of such Tax audits or other Proceedings.

(c)           There are no Encumbrances for Taxes (i) on the Equity Securities, or (ii) on any assets of the Company, other than Permitted Encumbrances.

(d)          The Company has (i) collected or withheld all Taxes from payments to, or attributable to payments from, its employees, agents, contractors, shareholders, creditors, customers, nonresidents and other third parties, (ii) timely remitted such amounts to the proper Governmental Authority, and (iii) filed all Tax Returns and otherwise complied with all informational reporting and other requirements of Tax Law related to such collection and withholding obligations in all material respects. Each Person providing services to the Company has been properly classified as an employee or an independent contractor, as the case may be, for all Tax purposes. The Company has timely filed, obtained or delivered, as applicable, all sales and use Tax (or equivalent Tax) exemption certificates (or comparable Tax Returns) under applicable Tax Law on which it has relied for an exemption from sales or use Tax (or equivalent Tax), including all required resale certificates from its customers.

(e)           No (i) Tax audits or other legal Proceedings are pending or, to the Company’s Knowledge, threatened with regard to any Tax Returns or Taxes of the Company, (ii) deficiencies for any Taxes that have been proposed, asserted or assessed against the Company remain unsettled and unpaid, (iii) waiver or extension of any statute of limitation with respect to the assessment or collection of any Taxes of the Company has been granted, (iv) extension of the period for assessment or collection of any Taxes of the Company is in effect, (v) written ruling or technical advice from a Governmental Authority with respect to Taxes has been applied for or received, or is otherwise pending, (vi) transfer pricing agreement, advance pricing agreement, closing agreement (as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law)) or other Contract relating to Taxes or Tax matters (including Tax incentives, exemptions or holidays) has been entered into with a Governmental Authority or is pending, (vii) claim has been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns (or does not collect, withhold or pay Taxes) that the Company is or may be subject to Taxes assessed by such jurisdiction, is or may be required to file Tax Returns in such jurisdiction, or is or may be required to collect or withhold Taxes assessed by such jurisdiction, and (viii) power of attorney with respect to Taxes has been granted or filed by the Company that will remain in effect after the Closing.

Stock Purchase Agreement

(f)           The Company is not a party to any sharing agreement with respect to Taxes or allocation of income, or to any agreement requiring the Company to indemnify any other Person with respect to Taxes (excluding customary Tax indemnification provisions in commercial contracts entered into in the ordinary course of business and not primarily relating to Taxes).

(g)           The Company is not, and has never been, a member of an affiliated group (within the meaning of Code Section 1504(a) or any similar provision of state, local or foreign Tax Law) filing a consolidated federal income Tax Return (or similar Tax Return under state, local or foreign Tax Law) (other than a group the common parent of which was the Company), and has not filed or been included in any other form of affiliated, combined, consolidated, or unitary Tax Return with another Person. The Company does not have liability for the Taxes of any Person (other than the Company) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law) or otherwise, as a transferee or successor, by contract or otherwise.

(h)           The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting or improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount or deferred revenue received on or prior to the Closing Date, (v) election made under Code Section 108(i) (or any corresponding or similar provision of state, local or foreign income Tax law), or (vi) application of Code Section 965, including any election under Code Section 965(h). There is no application pending with any Governmental Authority requesting permission for any changes in any accounting methods with respect to the Company for Tax purposes.

(i)          The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(j)          The Company has not been a party to a “reportable transaction” described in U.S. Treasury Regulations Section 1.6011-4(b)(1) (or any corresponding or similar provision of state, local or foreign income Tax law).

(k)          The Company is, and has been since its incorporation, classified as a “C corporation” for income Tax purposes and uses the accrual method of accounting for income Tax purposes.

(l)         The Company does not own any interest in any pass-through entity. There are no joint ventures, limited liability companies or other arrangements or contracts to which the Company is a party that could be treated as a partnership for United States federal or applicable state or local income Tax purposes.

(m)        The Company does not conduct any activity or own any property or any interest in any entity that may have caused or may cause the Company to be subject to tax in any jurisdiction outside the United States.

Stock Purchase Agreement

(n)         The Company has no material assets that may constitute unclaimed property under applicable Law. The Company has complied in all material respects with all applicable unclaimed property Laws.

(o)           All transactions between the Company, on the one hand, and any member of the “controlled group” (within the meaning of Code Section 482 and its accompanying Treasury Regulations) of which the Company is a member, on the other hand, have been conducted and reported for income Tax purposes in a manner that has produced an “arm’s-length result” (within the meaning of Treasury Regulations Section 1.482-1) for the Company.

2.21        Labor and Employment Matters.

(a)           The Company is not a party to or bound by any collective bargaining agreement or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to any employees of the Company, including, but not limited to, any leased or temporary employees and employees on leave, (collectively, the “CID Employees”); (ii) as of the date of this Agreement no CID Employees are represented by any labor organization and there are no organizational campaigns pending or, to the Company’s Knowledge, threatened by any labor organization or group of employees seeking recognition or certification as collective bargaining representative of any group of CID Employees; (iii) during the three (3) year period prior to the date of this Agreement, the Company has not received any demand by any labor organization to represent any CID Employees, and no Proceeding before any Governmental Authority related to any question concerning representation of CID Employees has occurred; (iv) as of the date of this Agreement there are no representation petitions, unfair labor practice charges or complaints, jurisdictional disputes, union recognitional claims or other matters within the jurisdiction of the National Labor Relations Board or any analogous state or local agency pending against the Company, or, to the Company’s Knowledge, threatened before the National Labor Relations Board or any analogous state or local agency; (v) as of the date of this Agreement, there are no grievance or arbitration Proceedings arising under any collective bargaining agreement or policy of the Company pending, or, to the Company’s Knowledge, threatened against the Company; (vi) as of the date of this Agreement, there are no strikes, controversies, slowdowns, work stoppages, lockouts or material labor disputes pending or, to the Company’s Knowledge threatened, against or affecting the Company, and there has not been any such action during the past three years. Copies of all collective bargaining agreements or similar agreements with any labor organization, to which the Company is a party or bound, have been provided to Buyer.

(b)          Section 2.21(b) of the Seller Disclosure Schedule sets forth a true and complete list as of the date hereof of all active CID Employees and independent contractors, redacted as necessary to comply with applicable privacy laws, specifying their name, position, employment status (active or a description of leave), annual rate of base compensation, 2018 target bonus opportunities, 2017 bonus paid, date of hire, vacation accrual rate, accrued unused vacation days (and the base salary equivalent for such unused accrued vacation days), employee work location, and, if any, deferred compensation and retention payments. Section 2.21(b) of the Seller Disclosure Schedule also names any such person who is absent from work due to a work-related injury, is receiving workers' compensation or is receiving disability compensation, or is otherwise on any form of leave, whether paid or unpaid. Except as set forth on Section 2.21(b) of the Seller Disclosure Schedule, there are no special bonuses, sale bonuses or other similar compensation, including but not limited to, the payment of benefits or compensation upon change of control, payable to any employee or any other Person in connection with the transactions contemplated by this Agreement and the Transaction Documents, nor will consummation of the transactions contemplated by this Agreement and the Transaction Documents accelerate the vesting or funding of any compensation, equity incentive, or other benefit of any CID employee.

Stock Purchase Agreement

(c)           Except as set forth on Section 2.21(c) of the Seller Disclosure Schedule, the Company is not a party to, or bound by, any employment, pension, profit-sharing, incentive, retention, retirement, deferred compensation, independent contractor, sales representative, restrictive covenant, confidentiality or commission Contracts, nor is the Company bound by, nor has the Company implemented and maintained in force and effect, any policies or practices related to the terms and conditions of employment, The Company is and has been in compliance with all Applicable Laws respecting labor relations, immigration, employment, employment practices, discrimination and the terms and conditions of employment, including, without limitation, employment standards, equal employment opportunity, family and medical leave, wages, hours of work and occupational health and safety. Copies of all such agreements, to which the Company is a party or bound, have been provided to Buyer.

(d)           There are no Proceedings related to the Company, pending or, to the Company’s Knowledge, threatened, in or before any Governmental Authority responsible for the enforcement of any applicable Law regarding breach or violation of any express or implied collective bargaining agreement or contract of employment, any applicable Law governing labor relations, employment or the termination thereof or other illegal, discriminatory, wrongful or tortious conduct in connection with the employment relationship, the terms and conditions of employment, or applications for employment with the Company, including, but not limited to, the National Labor Relations Board or any analogous state or local agency, the Equal Employment Opportunity Commission or any analogous state or local agency, the United States Department of Labor or any analogous state or local agency, the Occupational Safety and Health Administration or any analogous state or local agency, and the United States Immigration and Naturalization Services, the Office of Federal Contract Compliance or any corresponding state or local agency; and (ii) no Governmental Authority responsible for the enforcement of Applicable Laws related to immigration, labor, equal employment opportunity, family and medical leave, wages, hours of work, occupational health and safety or any other law governing the employment relationship has informed the Company, as of the date of this Agreement, that it is conducting or intends to conduct an investigation with respect to or relating to the Company.

(e)           During the three (3) year period prior to the date of this Agreement, the Company has not effected (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, or (ii) a “mass layoff” as defined in WARN affecting any site of employment or facility of the Company; nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

(f)           Except as set forth on Section 2.21(f) of the Seller Disclosure Schedule, all officers and employees of the Company are employees at-will, terminable without penalty; and there are no outstanding agreements or arrangements with respect to severance payments to current or former employees of the Company. Except as set forth on Section 2.21(f) of the Seller Disclosure Schedule, the Company has no agreements with independent contractors. Except as set forth on Section 2.21(f) of the Seller Disclosure Schedule, no independent contractor of the Company provides exclusive services to the Company. The Seller Parties have no reason to believe any independent contractor will be reclassified as an employee of the Company. No independent contractor of the Company is entitled to any severance or indemnity.

(g)           There are no accrued and/or unpaid wages, bonuses, vacation pay, commissions, personal leave payments, or other amounts owed or potentially owed to the directors, officers, employees or independent contractors of the Company, other than as reflected on the final Working Capital calculations.

Stock Purchase Agreement

2.22        Customers and Suppliers.

(a)           Section 2.22(a) of the Seller Disclosure Schedule contains a list of the Company’s customers who collectively constitute more than 80% of the revenues of the Company during the 12 month period ending on the Interim Balance Sheet Date. Except as set forth in Section 2.22(a) of the Seller Disclosure Schedule, since January 1, 2017 no customer identified or required to be identified on Section 2.22(a) of the Seller Disclosure Schedule has terminated its relationship with the Company or to the Company’s Knowledge has threatened to terminate its relationship with or, to the Company’s Knowledge, intends to terminate its relationship with, materially decrease purchases from or otherwise materially adversely alter its relationship with the Company (whether as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or otherwise).

(b)           Section 2.22(b) of the Seller Disclosure Schedule contains a list of (i) all payors of the Company (with payments in excess of $100,000 in the aggregate during the 12 month period ending on the Interim Balance Sheet Date) sorted by the aggregate dollar value received over the 12 month period ending on the Interim Balance Sheet Date, and (ii) all suppliers of the Company sorted by the aggregate dollar amount of purchases of products or services (in excess of $100,000 in the aggregate during such 12 month period) by the Company during the 12 month period ending on the Interim Balance Sheet Date. Except as set forth in Section 2.22(b) of the Seller Disclosure Schedule, since January 1, 2017 no payor or supplier identified or required to be identified, has terminated its relationship with the Company, or to the Company’s Knowledge has threatened to terminate its relationship with or, to the Company’s Knowledge, intends to terminate its relationship with or materially decrease transactions with or otherwise materially adversely alter its relationship with the Company (whether as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or otherwise), and, to the Company’s Knowledge, no termination, material decrease or other adverse alteration in such relationship is reasonably likely to occur. No supplier used by the Company is the sole source of supply of any good or service, such that the Company could not replace such supplier.

(c)          Section 2.22(c) of the Seller Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement and itemized by customer, of the amount of all advance payments, deposits and similar prepaid items received from customers prior to the date of this Agreement for goods or services that will be required to be provided on or after the Closing Date.

2.23     Affiliate Transactions. Except as set forth on Section 2.23 of the Seller Disclosure Schedule, no Seller Party, nor any current or former officer, director, partner, member, manager, shareholder, employee, consultant, independent contractor or equity holder of the Company or any Seller Party, nor any Affiliate or family member of any of the foregoing parties, on the one hand, (a) is a party to any Contract, loan or other transaction with the Company, on the other hand (each such Contract or business arrangement, an “Affiliate Agreement”), (b) has any interest in any of the properties or assets of the Company, or (c) has any interest in (except for the ownership of marketable securities of publicly owned corporations, representing in no case more than 3% of the outstanding shares of such class of securities) or controls or is a director, member, manager, shareholder, employee, consultant, partner, independent contractor or equity holder of any business organization which is a competitor, creditor, supplier, vendor, customer, landlord or tenant of the Company.

Stock Purchase Agreement

2.24        No Illegal Payments. No Seller Party (nor any Person associated with or acting on behalf of or for the benefit of Seller or the Company) has at any time directly or indirectly: (i) given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, Governmental Authority or other Person or (ii) made or agreed to make any illegal contribution, or reimbursed any illegal gift, contribution, payment or similar benefit made by any other Person, to any candidate for federal, state, local or foreign public office. No Seller Party (nor any Person associated with or acting on behalf of or for the benefit of Seller or the Company) has at any time directly or indirectly, taken any action which would cause it to be a violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any foreign anti-bribery or anti-corruption Law (collectively, the “Illegal Payment Laws”). Except as set forth on Section 2.24 of the Seller Disclosure Schedule, the Company has instituted and maintains and enforces policies and procedures designed to promote and ensure compliance with all Illegal Payment Laws. The Company has no Proceedings pending or, to the Company’s Knowledge, threatened against it under any Illegal Payment Law. The Company has not received notice of any Proceedings alleging the Company is or was in violation of any Illegal Payment Law or made any voluntary disclosures to any Governmental Authority involving the Company in any way relating to any violation of any Illegal Payment Law. Seller Parties have no reason to believe any Seller Party (or any Person associated with or acting on behalf of or for the benefit of Seller or the Company) has violated any Illegal Payment Laws.

2.25        Fees. Except for the fees payable to the Due Diligence Manager, which are the responsibility of Seller, no Seller Party has paid or is obligated to pay any fee, commission, or other amount to any broker, finder or intermediary in connection with the transactions contemplated hereby.

2.26        Inventory. Except as expressly reserved in the Financial Statements, all inventory of the Company, whether or not reflected in the Interim Balance Sheet, is good and merchantable and of a quality and quantity usable and salable in the Ordinary Course. Except as set forth on Section 2.26 of the Seller Disclosure Schedule, the Company does not have any Excluded Inventory. All inventory of the Company is owned by the Company free and clear of all Encumbrances other than Permitted Encumbrances, and no inventory is held on a consignment basis or includes goods already sold. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company. All inventory of the Company has been valued on a first-in, first-out basis in accordance with GAAP.

2.27        Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. There have not been any uncured violations of (i) any provisions of the Governing Documents of the Company, or (ii) any resolutions adopted by the board of directors or any committee thereof of the Company and no event has occurred, and no condition or circumstance exists, that (with or without notice or lapse of time) constitutes or is reasonably likely to result directly or indirectly in such a violation. At the Closing, all of those books and records will be in the possession of the Company. The Company has never conducted business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than its current legal name.

2.28        Bank Accounts; Power of Attorney. Section 2.28 of the Seller Disclosure Schedule sets forth (a) the name of each bank, safe deposit company or other financial institution in which the Company has an account, lock box or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto and (b) each outstanding power of attorney executed by or on behalf of the Company in favor of any other Person.

Stock Purchase Agreement

2.29        Product Safety; Product Liability; Warranties; Discounts.

(a)           Except as set forth in Section 2.29(a) of the Seller Disclosure Schedule, each product sold, exported, and/or imported by the Company in connection with the CID Business has been designed, constructed, manufactured, packaged, and labeled in compliance with all material regulatory, industrial, and other codes or Laws applicable thereto, and the Company, including the Company’s Affiliates, have not received notice of any alleged noncompliance with any such code or Law.

(b)           The Company has no Liability with respect to, and to the Company’s Knowledge there are no existing circumstances that would reasonably be expected to give rise to, any Proceeding against the Company which, if adversely determined, would be reasonably likely to give rise to a Liability, arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold and/or imported by the Company in connection with the CID Business prior to the Effective Time.

(c)           The Company has not had any Liability with respect to (and, to the Knowledge of the Company, there is no basis for any present or future Proceeding against the Company that could give rise to any Liability for) any non-conforming product.

(d)           The Company has made available to the Buyer copies of the standard terms and conditions for the sale of products and services by the Company in the CID Business (containing applicable guaranty, warranty, indemnity, rebate, volume discount, and refund provisions). Except as set forth in Section 2.29(d) of the Seller Disclosure Schedule, no product or service sold by the Company in the CID Business is subject to any material guaranty, warranty, indemnity, rebate, volume discount, or refund term beyond the applicable standard terms and conditions of sale with respect to such product or service, and the Company is not a party to any Contract providing for any such non-standard terms.

(e)           Each product sold by the Company has conformed and complied in all material respects with the terms and requirements of any guaranty and warranty (express or implied) provided or extended by the Company to any Person.

2.30        Import and Export Matters.

(a)           The Company is, and, to the Company’s Knowledge at all times has been, in material compliance with all Import and Export Control Laws.

(b)           No director, officer, manager, or employee of the Company is identified on the Office of Foreign Assets Control of the United States Department of Treasury list of “Specially Designated Nationals and Blocked Persons”, the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List”, “Entity List” or “Unverified List”, the Directorate of Defense Trade Controls of the United States Department of State “List of Debarred Parties”, the United Nations Security Council Counter-Terrorism Committee “Consolidated List” or “the Bank of England Consolidated List of Financial Sanctions Target.

(c)           Except as set forth on Schedule 2.30(c) of the Seller Disclosure Schedule, the Company has not undergone since its inception and is not undergoing, any audit, review, inspection, survey, examination or other Proceeding by any Governmental Authority relating to any Import or Export Control Laws. To the Company’s Knowledge, (i) there are no Claims threatened with respect to any Import or Export Control Laws, and (ii) there is no reason to believe there is any violation of any Import or Export Control Laws.

Stock Purchase Agreement

2.31        Immigration-related Compliance. The Company is, and, to the Company’s Knowledge at all times has been in compliance in all material respects with the legal requirements of the Immigration Reform and Control Act of 1986, as amended. The Company has timely and properly completed, re-verified and retained I-9 employment verification forms and supporting documents for its employees as legally required. The Company has reasonably verified that each employee hired on or after the effective date of the Immigration Reform and Control Act of 1986 as amended is and has been continuously authorized to work in the United States since his or her date of hire. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries, pending or, to the Company’s Knowledge, threatened, against the Company relating to the Company’s compliance with local, state and/or federal immigration regulations. The Company has timely and properly filed any necessary visa or work authorization petitions or applications on behalf of any employees requiring a visa stamp, I-94 status document, employment authorization document, or any other immigration document to legally work in the US. The Company has complied in all material respects with all paperwork retention requirements with respect to such applications and petitions. No foreign national employee has worked without proper employment authorization from the Department of Homeland Security, or any other Governmental Authority that must authorize such employment, and any employment of foreign nationals has complied in all material respects with applicable immigration laws. The Company has not received any letters from the Social Security Administration (SSA) regarding the failure of an employee’s Social Security number to match his/her name in the SSA database. There have been no letters or other correspondence received from the Department of Homeland Security, Department of Labor or any other agency regarding the employment authorization of any employees. To the extent the Company operates in a state that has an E-verify requirement, or has a state or federal contract which requires the Company to use E-verify, the Company has been properly enrolled in and using E-verify for the entire period such participation has been required or available as a safe harbor, or as long as the Company has been operating in such state, or contracting with such agency.

2.32        Securities. Mayberry and Park acknowledge that the Buyer Shares have not been registered under the Securities Act, and are being issued to Mayberry in reliance on the exemption from such registration provided by Section 4(a)(2) of the Securities Act. In connection with his receipt of the Buyer Shares, Mayberry and Park represent and warrant to the Buyer and agree as follows:

(a)           Each of Mayberry and Park is an "accredited investor" as defined in Rule 501(a) under the Securities Act. The Buyer Shares are being acquired by Mayberry for its own account, as principal, and not as an agent, nominee, or representative for the account or benefit of another person, or with a view to, or intention of, distribution thereof in violation of the Securities Act or any applicable state securities laws, and the Buyer Shares shall not be disposed of in contravention of the Securities Act or any applicable state securities laws. Mayberry and Park are not participating, directly or indirectly, in any distribution or underwriting of the Buyer Shares, and have has not agreed or arranged to sell, assign, transfer, subdivide, or otherwise dispose of all or any part of the Buyer Shares to another person.

(b)          Mayberry is the direct holder, and Park is the indirect holder, of a portion of the Equity Securities. Mayberry and Park have sufficient knowledge and experience in financial and business matters to be able to evaluate the merits, risks, and other factors bearing on the suitability of the Buyer Shares as an investment, and have been afforded an adequate opportunity to evaluate an investment in the Buyer Shares in light of those factors, its financial condition, and its investment knowledge and experience. Mayberry and Park have had an opportunity to ask questions and receive answers concerning the terms and conditions of the Buyer Shares and Buyer, and have reviewed and understands the public filings Buyer has made with the Securities and Exchange Commission ("SEC"), including the risk factors and other disclosures set forth in Buyer’s most recent Form 10-K filed with the SEC.

Stock Purchase Agreement

(c)           Mayberry and Park are able to bear the economic risk of Mayberry’s investment in the Buyer Shares and acknowledge that (A) the Buyer Shares have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available, (B) the Buyer Shares are "restricted securities" under applicable U.S. federal and state securities laws (including SEC Rule 144), and (C) the transfer of the Buyer Shares is subject to contractual restrictions on transfer set forth in this Agreement and the Registration Rights Agreement. Except as expressly set forth in the Registration Rights Agreement, the Buyer has not agreed to, and is not obligated to, register any resale or other transfer of the Buyer Shares under the Securities Act or any state securities law, or to take any action to enable Mayberry or Park to qualify for an exemption from registration under any of those laws with respect to a resale or other transfer of the Buyer Shares.

(d)           Mayberry and Park are fully aware of the risks of an investment in the Buyer Shares. Mayberry and Park have adequate net worth and annual income to provide for its current needs and possible future contingencies and do not have an existing or foreseeable future need for liquidity of its investment in the Buyer Shares. Mayberry and Park are otherwise able to bear the economic risk of an investment in the Buyer Shares, and have sufficient net worth and annual income to sustain a loss of all or part of Mayberry’s investment in the Buyer Shares if that were to occur and to withstand the probable inability to publicly sell, transfer, or otherwise dispose of the Buyer Shares for an indefinite period of time.

(e)          Mayberry and Park understand that none of the following: (A) Buyer; (B) any agent, officer, director, member, manager, employee, or representative of Buyer; or (C) any professional advisor of Buyer, makes any representation or warranty to Mayberry or Park with respect to, or assumes any responsibility for, the tax consequences to Mayberry or Park of any payments or benefits provided in this Agreement, including the acquisition of, investment in and the disposition of the Buyer Shares. Mayberry and Park have obtained, to the extent it or he deems necessary, its or his own independent legal and tax advice with respect to such matters, including the consequences of Mayberry receiving, and the risks inherent in, an investment in the Buyer Shares.

(f)            Mayberry is a limited liability company formed in the state of Texas. Mayberry and Park represent and warrant that they have consulted with, or had the opportunity to consult with, legal counsel in connection with the transactions contemplated in this Agreement, and that they have read and understand this Agreement and its obligations hereunder including, without limitation, its indemnification obligations hereunder. Mayberry and Park understand that such indemnification obligations could cause them to forfeit the portion of the Purchase Price allocated to them to which they are otherwise entitled. Mayberry and Park represent that they have had the opportunity to meet with Buyer and ask any questions of and receive answers and obtain all information they believe necessary to evaluate the transactions contemplated by this Agreement. Mayberry and Park represent that all documents, records, and other information pertaining to this Agreement or Buyer that they have requested have been made available or delivered to them.

ARTICLE III

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller as of the date hereof that each of the statements contained in this Article III is true and correct, as follows:

3.1        Buyer’s Incorporation; Power and Authority and Approval; and Qualification.

(a)     Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to own, lease and operate the properties and assets it currently owns or leases and to carry on its business as it is currently conducted by it.

Stock Purchase Agreement

(b)     Buyer is duly licensed and qualified to conduct business as a foreign corporation in, and is in good standing under the Laws of, all jurisdictions in which the character of the properties and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except, in each case, where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Buyer.

(c)     Buyer has all requisite corporate power and authority to enter into, and perform its obligations under, this Agreement and the Transaction Document to which Buyer is a party. The execution and delivery by Buyer of this Agreement and each Transaction Document to which Buyer is a party, and the performance by Buyer of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been, and each Transaction Document to which Buyer is a party will be, duly and validly executed and delivered by Buyer and (assuming the due and valid authorization, execution and delivery of this Agreement and the Transaction Documents by each other party hereto and thereto) constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a Proceeding in equity or at law).

3.2       Consents. No Governmental Consent is required in connection with the execution and delivery by Buyer of this Agreement or any of the Transaction Documents to which it is a party or the performance by Buyer of its obligations hereunder or thereunder (excluding Governmental Consents, if any, which Seller is required to obtain or make, as to which no representations or warranties are made), except for such filings as may be required under the HSR Act.

3.3        No Conflicts. The execution and delivery of, and performance by Buyer of its obligations under, this Agreement and each Transaction Document to which it is a party will not, with or without the giving of notice or the lapse of time, or both, subject to obtaining any Governmental Consents referred to in Section 3.2:

(a)           violate any provision of any Governing Document of Buyer;

(b)           violate any Law or Order applicable to Buyer; or

(c)           require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that would constitute a default under, result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel any material Contract to which Buyer is a party or by which it is bound or to which any of the Buyer’s assets are subject, in each case which has not been obtained on or before the date hereof.

3.4       Funds Available. Buyer has delivered to Seller duly executed copies of the commitment letter of BB&T Corporation (the "Debt Commitment Letter"), pursuant to which such Person has agreed, subject to the terms and conditions set forth therein, to provide a secured term loan. As of the date hereof, the Debt Commitment Letter is in full force and effect. Subject to the terms and conditions set forth in the Debt Commitment Letter and in this Agreement, the aggregate proceeds contemplated by the Debt Commitment Letter shall be sufficient to enable Buyer to pay the Purchase Price and consummate the transactions contemplated by this Agreement. The obligations of Buyer under this Agreement are not contingent on the availability of financing for, or related to, the transactions contemplated by this Agreement.

Stock Purchase Agreement

3.5       Litigation. There is no Proceeding pending or, to Buyer’s knowledge, threatened against Buyer that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby.

3.6        Fees. Neither Buyer nor any of its Affiliates has any liability or obligation to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which Seller or any of its Affiliates could become liable or obligated.

3.7        Purchase for Investment; Receipt of Information. Buyer is acquiring the Equity Securities solely for its own account for investment and not with a view to the distribution thereof. Buyer and its agents and Representatives have been given an opportunity to examine such instruments, documents and other information relating to, and ask questions regarding and receive answers from, Seller and its authorized agents and Representatives as Buyer has deemed necessary or advisable in order to make an informed decision relating to its purchase of the CID Business and the Equity Securities and its suitability as an investment for Buyer, and to verify the accuracy of any information furnished to Buyer or to which Buyer had access. Buyer is an “Accredited Investor” within the meaning of Rule 501(a) of Regulation D of the Securities Act. Buyer acknowledges that the Equity Securities have not been registered under the Securities Act or the Exchange Act, or any state or foreign securities laws and that the Equity Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act or the Exchange Act and any applicable state or foreign securities laws.

3.8        Buyer Shares.

(a)           The Buyer Shares have been duly authorized, validly issued in compliance with all applicable securities Laws or exemptions therefrom, are free of preemptive rights, and are fully paid and non-assessable.

(b)          During the one-year period prior to the date hereof, Buyer has filed all documents with Governmental Authorities that are required by applicable United States securities Laws in any United States jurisdiction (the “Buyer Public Filings”). The Buyer Public Filings did, as of the applicable filing date, conform in all material respects to the requirements of applicable United States securities Laws.

Stock Purchase Agreement

ARTICLE IV

Covenants of Seller

Seller hereby covenants and agrees with Buyer as follows:

4.1        Release. Effective as of the Closing, each Seller Party, on behalf of himself, herself or itself and his, her or its Affiliates, representatives, personal representatives, heirs, successors and assigns (as applicable), (i) irrevocably and unconditionally waives, releases and forever discharges the Company and its successors and assigns from any and all rights, commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, losses, obligations, costs, expenses and compensation of every kind and nature whatsoever, whether known or unknown, matured or contingent and whether arising in law, in equity or otherwise, or based upon facts, circumstances or occurrences existing on or prior to the date hereof, and (ii) irrevocably covenants to refrain from, directly or indirectly, asserting any claims or commencing, instituting or causing to be commenced, any action of any kind against the Company and its successors and assigns. Each Seller Party represents to Buyer that such Person has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any claim against the Company and notwithstanding anything to the contrary in this Agreement, no such assignment or transfer shall be permitted and any purported assignment or transfer shall be legally ineffective. Each Seller Party also hereby waives the benefits of, and any rights that such Person may have under, any statute or common law principle of similar effect in any jurisdiction. Notwithstanding the generality of the foregoing, nothing herein constitutes a waiver or release by such Person of: (A) claims or rights arising under this Agreement or any other Transaction Documents, (B) any claim or right such Person may have in the Ordinary Course for compensation, vacation pay and benefits arising under such Person’s employment agreement or otherwise, to the extent in the case of compensation and vacation pay, included in the calculation of the Working Capital, and (C) director and officer indemnity obligations provided by the Company that are intended to survive the Closing.

4.2        Further Assurances. At any time after the Closing Date, Seller shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Buyer and necessary for Buyer to satisfy its obligations hereunder or obtain the benefits contemplated hereby.

4.3           Lock-Up Securities Restrictions.

(a)           Mayberry hereby agrees that without the prior written consent of Buyer during the period commencing on the Closing Date and ending at 4:00pm Eastern Time on the 180th day following the Closing Date, Mayberry will not: (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, (a) any Buyer Shares issued to Mayberry in connection with the transactions contemplated by this Agreement, or (b) any common stock of Buyer issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Buyer Shares issued to Mayberry in connection with the transactions contemplated by this Agreement (all such locked-up securities in (a) and (b) referred to as the “Locked-Up Securities” herein); (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Locked-Up Securities; or (3) publicly disclose the intention to do any of the foregoing.

(b)           Notwithstanding the foregoing, Mayberry may transfer Locked-Up Securities (i) as a bona fide gift or gifts or (ii) (1) to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of Mayberry or (2) in distributions of Locked-Up Securities to the limited liability company members of Mayberry, provided, that (w) such transfer shall not involve a disposition for value, (x) the transferee agrees in writing with Buyer to be bound by the terms of this lock-up provision, and (y) no filing by any party under Section 16(a) of the Securities Exchange Act of 1934, as amended, shall be required in connection with such transfer (other than a filing on a Form 5 filed within 45 days of December 31, 2018, in which case such Form 5 shall include a footnote describing the transaction being reported), and (z) such transfer shall otherwise be in accordance with Buyer’s duly adopted written policies.

Stock Purchase Agreement

ARTICLE V

Covenants of Buyer

Buyer hereby covenants and agrees with Seller as follows:

5.1       Insurance. Buyer shall not and shall cause its Affiliates (including the Company after the Closing) not to assert, by way of claim, litigation or otherwise, any right to any insurance policies of Seller or its Affiliates or any benefit thereunder; provided, however, that this provision shall not apply to insurance policies maintained by the Company after the Closing or matters pending as of or that occurred prior to the Closing. Except as set forth in this Agreement, Seller and its Affiliates shall retain all right, title and interest under all insurance policies of Seller and its Affiliates.

5.2        Preservation of Books and Records.

(a)           For a period ending upon the date that is seven years after the date of Closing (the “Information Maintenance Period”):

(i)       Buyer shall not dispose of or destroy any of the books and records of the Company or the CID Business relating to periods prior to the Closing (“Books and Records”) without first offering to turn over possession thereof to Seller by written notice to Seller at least 30 days prior to the proposed date of such disposition or destruction;

(ii)       Buyer shall allow Seller and its agents and Representatives access to all Books and Records on reasonable notice and at reasonable times during normal business hours at Buyer’s principal place of business or at any location where any Books and Records are stored, and Seller shall have the right (at Seller’s own expense) to make copies of any such Books and Records, as the Seller is reasonably likely to need in connection with any accounting, auditing or Tax requirement or compliance with any applicable Law or Order; provided, that any such access or copying shall be had or done in such a manner so as not to unreasonably disrupt or unduly interfere with the normal conduct of business or operations of the Company; and

(iii)     Buyer shall use commercially reasonable efforts to make available to Seller upon reasonable advanced written notice and at times and locations convenient to Buyer the Buyer’s personnel to reasonably assist Seller in locating and obtaining any Books and Records. Seller shall reimburse Buyer for the reasonable and documented expenses incurred by it in performing the covenants contained in this Section 5.2(a).

(b)           The Information Maintenance Period shall be extended in the event that any litigation or investigation or Proceeding has been commenced by a Governmental Authority or is pending with or threatened in writing by a Governmental Authority at the termination of such Information Maintenance Period, and such extension shall continue until any such litigation or investigation has been settled through judgment or otherwise or is no longer pending or threatened in writing.

(c)           In the event of any Proceeding or threatened Proceeding between the parties relating to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, the covenants in this Section 5.2 shall not be considered a waiver by any party of any right to assert the attorney-client privilege.

Stock Purchase Agreement

5.3        Directors’ and Officers’ Indemnification. For a period of six years after the Closing Date, Buyer shall, or shall cause the Company to ensure that all rights to indemnification and exculpation existing as of the Closing in favor of any individual who, at or prior to the Closing Date, was a director, manager, officer, member, trustee or fiduciary of the Company or who, at the request of the Company, served as a director, manager, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, in each case as provided in the respective Governing Documents of the Company, shall continue in full force and effect in accordance with their respective terms; provided, that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. For the avoidance of doubt, Buyer may make changes to such Governing Documents so long as such changes do not adversely impact in any material way or matter the exculpation and indemnification provisions existing as of the Closing.

5.4        Intercompany Arrangements.

(a)           Prior to the Closing, the Company shall terminate or cause to be terminated effective as of the Closing, in each case without liability or obligation to the Company following the Closing, any and all Affiliate Agreements, and reasonable evidence of same satisfactory to Buyer shall be delivered by the Company to Buyer prior to the Closing.

(b)           Prior to the Closing, the Company shall assign to Seller the Aged Receivable, and Seller shall have all collection rights related to the Aged Receivable.

5.5        Further Assurances. At any time after the Closing Date, Buyer shall, at Seller’s expense and without incurring any legal liability beyond that provided for in this Agreement, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Seller and necessary for Seller to satisfy its obligations hereunder or obtain the benefits contemplated hereby.

ARTICLE VI

Employment Matters

6.1        Employment of Employees.

(a)          Buyer shall use commercially reasonable efforts to provide, or cause the Company to provide, employees of the Company with base salary, wages, bonus opportunities, benefits, perquisites and other terms and conditions of employment immediately after the Closing that are consistent, in the aggregate, to such compensation, benefits, and terms and conditions of employment immediately prior to the Closing.

(b)           Nothing in this Agreement, whether express or implied, shall: (i) confer upon any CID Employee or Person any rights or remedies of any nature whatsoever, including any right to employment or continued employment for any period with the Company or Buyer or any of their respective Affiliates, or continued compensation, benefits or terms of employment, (ii) be interpreted to prevent or restrict the Company or Buyer from modifying or terminating the employment or terms of employment of any CID Employee, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Closing Date, subject to the provisions of this Section 6.1 and the compliance with applicable Law, or (iii) be treated as an amendment, adoption or other modification of any Benefit Plan or other employee benefit plan or arrangement.

Stock Purchase Agreement

(c)           Buyer shall be responsible for any liability or obligation under the WARN Act or any similar law arising as a result of the termination of any CID Employee after the Closing Date. Seller shall notify Buyer of the termination of employment of any CID Employees in the 90 day period before Closing.

6.2        No Third-Party Beneficiaries. No provisions of this ARTICLE VI shall create any rights or interest, except as among the parties to this Agreement, and no former, present or future employees of any such party or its Affiliates (or any dependents of such individuals) will be treated as third-party beneficiaries in or under the provisions of this Agreement, except as set forth in Section 10.3.

ARTICLE VII

Taxes

7.1        Tax Returns

(a)           Seller shall, with respect to the Company, at its sole cost and expense, timely prepare and file, or cause to be timely prepared and filed, all income Tax Returns of the Company for any Pre-Closing Tax Period that are required to be filed after the Closing Date (the “Seller Prepared Returns”). Such Seller Prepared Returns shall be prepared in a manner consistent with the Company’s existing procedures and practices and accounting methods, and, to the extent applicable, the conventions provided in Section 7.2(d). At least 60 days prior to the due date (including any extensions) of any Seller Prepared Return, Seller shall provide a draft of such Tax Return to Buyer for its review and approval, which approval shall not be unreasonably withheld, conditioned, or delayed. Seller shall incorporate any reasonable comments made by Buyer to such Tax Return. No such Seller Prepared Return shall be filed without the Buyer’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. All Taxes shown as due on each such Seller Prepared Return shall be timely paid by the Seller, but only to the extent such Taxes exceed the amount, if any, reserved for such Taxes and taken into account as a liability in determining the Working Capital or Closing Indebtedness as finally determined under this Agreement.

(b)           Buyer shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns of the Company for any Straddle Period and all non-income Tax Returns of the Company for any Pre-Closing Tax Period that are required to be filed after the Closing Date (the “Buyer Prepared Returns”). Unless otherwise required by applicable Tax Law, such Buyer Prepared Returns shall be prepared in a manner consistent with the Company’s existing procedures and practices and accounting methods, and, to the extent applicable, the conventions provided in Sections 7.2. At least 60 days prior to the due date (including any extensions) of any Buyer Prepared Return (or, in the case of a non-income Tax Return, at least 10 days prior to the due date thereof), Buyer shall provide a draft of such Tax Return to Seller for its review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Buyer shall incorporate any reasonable comments made by Seller to such Tax Return. All Taxes shown as due on each such Buyer Prepared Return that relate to a Pre-Closing Tax Period, or that relate to the Pre-Closing Straddle Period (as determined under Section 7.2), shall be timely paid by the Seller, but only to the extent such Taxes exceed the amount, if any, reserved for such Taxes and taken into account as a liability in determining the Working Capital or Closing Indebtedness as finally determined under this Agreement.

(c)           Unless otherwise required by applicable Tax Law, Buyer shall not, and shall not allow the Company to, initiate or agree to any Seller Tax Matter or make any election under Section 338 of the Code without the prior written consent of Seller, which approval shall not be unreasonably withheld, conditioned or delayed.

Stock Purchase Agreement

(d)           Unless otherwise required by applicable Tax Law, Buyer agrees that it shall not (and shall not allow the Company to) make any election to waive any available carry back of any net operating loss or other Tax attribute or Tax credit incurred or realized in a Pre-Closing Tax Period by the Company and Buyer shall not (and shall not allow the Company to) carry back any net operating loss or other Tax attribute or Tax credit incurred or realized in a Post-Closing Tax Period to a Pre-Closing Tax Period of the Company.

(e)           Buyer shall cause the Company to join Buyer’s United States federal (and applicable state or local) consolidated income Tax group upon the Closing, and, as a result, the current Tax year of the Company will end for federal income Tax purposes (and applicable state or local income Tax purposes) on the Closing Date. If the preceding sentence does not apply to a jurisdiction, and the Company is permitted but not required under applicable state, local, or foreign income Tax Laws to treat the Closing Date as the last day of a taxable period, then the parties shall treat that day as the last day of a taxable period.

7.2        Apportionment of Taxes. For purposes of this Agreement, if any Tax (or Tax refund) relates to a Straddle Period, the parties shall use the following conventions for determining the portion of such Tax (or Tax refund) that relates to the portion of the Straddle Period ending on the Closing Date (the “Pre-Closing Straddle Period”), or the portion that relates to a Post-Closing Tax Period:

(a)           in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to Seller’s Pre-Closing Straddle Period shall equal the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; provided, however, if as a result of the transactions contemplated by this Agreement, the value of any asset is reassessed for purposes of determining the amount of any property or other Tax, any resulting increase in Tax for such Straddle Period shall be treated as being solely with respect to the portion of the Straddle Period beginning after the Closing Date;

(b)           in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes and withholding Taxes), the amount attributable to Seller’s Pre-Closing Straddle Period shall be determined as if the Company or Seller filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the close of business on the Closing Date using a “closing of the books methodology”;

(c)           for purposes of this Section 7.2, exemptions, allowances or deductions that are calculated on an annual basis and annual property Taxes shall be prorated on the basis of the number of days in the annual period elapsed as of the close of business on the Closing Date as compared to the number of days in the annual period elapsing after the Closing Date; and

(d)           all Taxes for a Straddle Period not allocated to Seller’s Pre-Closing Tax Period pursuant to this Section 7.2 shall be allocated to Buyer’s Post-Closing Tax Period.

Stock Purchase Agreement

7.3        Refunds.

(a)           All Tax refunds of the Company for a Pre-Closing Tax Period or the Pre-Closing Straddle Period (as determined pursuant to Section 7.2) whether in the form of cash received or a credit (or offset) against Taxes otherwise payable shall be for the benefit of Seller; provided, that any such refund that was taken into account as an asset in determining the Working Capital or Closing Indebtedness, or that is due to the carry back of any net operating loss or other Tax attribute or Tax credit incurred or realized in a Post-Closing Tax Period, shall be for the benefit of Buyer under Section 7.3(b). To the extent that Buyer or the Company or any of their Affiliates receive a refund that is for the benefit of Seller, Buyer shall pay the amount of such refund (and interest received from the Governmental Authority with respect to such refund) to an account or accounts designated by Seller, but the amount of such payment due to Seller shall be reduced for (i) any Taxes of Buyer or the Company or any of their Affiliates resulting from the receipt of such refunds, and (ii) any reasonable out-of-pocket costs of Buyer or the Company or any of their Affiliates associated with obtaining such refund. The amount due to Seller shall be payable ten days after receipt of the refund from the applicable Governmental Authority (or, if the refund is in the form of a credit or offset, ten days after the due date of the Tax Return claiming such credit or offset). Buyer shall, and shall cause its Affiliates to, take all commercially reasonable actions requested by Seller to timely claim any refunds that will give rise to a payment under this Section 7.3(a), at Seller’s sole cost and expense. In the event that all or any portion of any Tax refund paid to Seller pursuant to this Section 7.3(a) is required to be repaid to a Governmental Authority, Seller shall repay such Tax refund to the Company (plus any penalties, interest, or other charges imposed thereon by the Governmental Authority) upon demand by Buyer.

(b)           All refunds for any Taxes of the Company not payable to Seller under Section 7.3(a) (including all refunds of the Company for a Post-Closing Tax Period (or portion of any Straddle Period beginning after the Closing Date as determined pursuant to Section 7.2)) (whether in the form of cash received or a credit (or offset) against Taxes otherwise payable) shall be for the benefit of Buyer. To the extent that Seller or any of its Affiliates receive a refund that is for the benefit of Buyer, Seller shall pay the amount of such refund (and interest received from the Governmental Authority with respect to such refund) to Buyer. The amount due to Buyer shall be payable ten days after receipt of the refund from the applicable Governmental Authority (or, if the refund is in the form of a credit or offset, ten days after the due date of the Tax Return claiming such credit or offset).

7.4        Audits.

(a)           If any Governmental Authority issues to Buyer, any Affiliate of Buyer, or the Company (i) a written notice of its intent to audit or conduct another Proceeding that could give rise to a Pre-Closing Tax Obligation, or (ii) a written notice of deficiency for a Pre-Closing Tax Obligation, Buyer shall notify Seller of its receipt of such communication within ten days of receipt. If any Governmental Authority issues to Seller or any Affiliate of Seller any written notice related to Taxes of the Company, Seller shall notify Buyer of its receipt of such communication from the Governmental Authority within ten days of receipt. A party’s failure to give such notice will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, the other party’s ability to remedy, contest, defend or settle with respect to such matter is materially and actually prejudiced thereby.

(b)           For so long as Seller remains liable under this Agreement for Pre-Closing Tax Obligations, Seller, at its sole cost and expense, shall control (or in the case of the Company, have the right to assume control of) any audit or other Proceeding (a “Tax Contest”) for a Pre-Closing Tax Period; provided, however, (i) Seller shall not, and shall not allow the Company, to settle, resolve, or abandon such Tax Contest (whether or not Buyer participates in such Tax Contest) without the prior written consent of Buyer (which shall not be unreasonably withheld, delayed or conditioned) and (ii) Buyer, at its sole cost and expense, shall be entitled to participate in any such Tax Contest, and Seller shall keep Buyer fully informed of all material actions and proceedings with respect to such Tax Contest and provide Buyer with copies of all material correspondence arising out of such Tax Contest.

Stock Purchase Agreement

(c)           Buyer shall control any Tax Contest for a Straddle Period; provided, however, (i) Buyer shall not, and shall not allow the Company, to settle, resolve, or abandon such Tax Contest to the extent it could result in a Pre-Closing Tax Obligation without the prior written consent of Seller, which shall not be unreasonably withheld, delayed or conditioned, and (ii) Seller, at its sole cost and expense, shall be entitled to participate in any such Tax Contest, and Buyer shall keep the Seller fully informed of all material actions and proceedings with respect to such Tax Contest and provide Seller with copies of all material correspondence arising out of such Tax Contest.

(d)           In the event of any conflict between the provisions of this Section 7.4 and the provisions of ARTICLE VIII, the provisions of this Section 7.4 shall control. Notwithstanding anything to the contrary in this Agreement, the control of the defense and settlement of any Tax Contest for which a Buyer Indemnitee is seeking recovery under the R&W Policy shall be subject to the provisions thereof.

7.5        Cooperation. Buyer and Seller shall (and shall cause their respective Affiliates, including the Company, to) use commercially reasonable efforts to (a) assist in the preparation and timely filing of any Tax Return of the Company; (b) assist in any audit or other Proceeding with respect to Taxes of the Company; (c) make reasonably available any information, records, or other documents relating to Taxes of the Company; (d) prepare any documents reasonably requested by another Party (including filing powers of attorney required, and only to the extent required, to comply with Section 7.4), at the expense of the requesting Party; (e) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an applicable exemption for (or reduction in) any Transfer Tax; and (f) obtain, at the expense of the requesting Party, Tax refunds for the benefit of the other party under Section 7.3.

7.6        Transfer Taxes. Buyer, on the one hand, and Seller, on the other hand, shall each be liable for and shall pay one-half of all sales, use, transfer, real property transfer, documentary, recording, stock transfer and similar Taxes and fees, including all title transfer and re-titling Taxes, costs, fees, and expenses, and any deficiency, interest or penalty asserted with respect thereof arising out of or in connection with the transactions effected pursuant to this Agreement (collectively, “Transfer Taxes”) in excess of $10,000, provided, that, Buyer shall be solely responsible for all Transfer Taxes that do not exceed $10,000. Buyer shall timely file or cause to be filed all necessary documentation and Tax Returns with respect to such Transfer Taxes (and Seller Parties shall cooperate with respect thereto as necessary).

ARTICLE VIII

Indemnification

8.1        Survival.

(a)           Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect for a period of 12 months after the Closing Date and shall thereupon expire, together with any right to indemnification for breach thereof, and be of no further force or effect; provided, however, that (i) the representations and warranties in Sections 2.1 (Company’s Incorporation; Power and Authority and Approval), 2.2 (Seller’s Organization; Power and Authority and Approval), 2.3 (Capitalization), 2.4 (Title to Equity Securities), and 2.6(a) and (b) (No Conflicts) (collectively, the “Fundamental Representations”) shall survive the Closing hereunder and shall be enforceable until the date that is 6 years after the Closing Date, and (ii) the representations and warranties in Section 2.20 (Taxes) shall survive until the date that is 90 days after the expiration of the applicable statute of limitations for the underlying claims.

(b)           None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. The right to indemnification under Section 8.2(a)(i)(C) shall survive until the date that is 90 days after the expiration of the applicable statute of limitations for the underlying claims.

Stock Purchase Agreement

(c)           Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period (or 90 days after the applicable statute of limitations with respect to claims pursuant to Section 8.2(a)(i)(C)) shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

8.2        Indemnification.

(a)           Seller Indemnity Obligation.

(i)       Subject to the terms of this Article VIII, Seller and the Equityholders shall jointly and severally indemnify and hold harmless Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) for Damages incurred or sustained by the Buyer Indemnitees that arise out of, result from or are in connection with (A) any inaccuracy or breach of the representations and warranties made by the Seller Parties in Article II or any certificate delivered by Seller at the Closing, (B) a breach of any covenant or agreement of any of Seller or the Equityholders contained in this Agreement which, by its terms, contemplates performance or non-performance after the Closing, (C) any Pre-Closing Tax Obligation, (D) any unpaid Indebtedness, (E) any unpaid Seller Expenses, (F) Fraud, willful misconduct or intentional misrepresentation of any Seller Party, and (G) any Excluded Representations or specifically indemnified matters set forth on Section 8.2(a) of the Seller Disclosure Schedule.

(ii)      Notwithstanding anything in this Agreement to the contrary, for purposes of determining whether any representation or warranty has been breached and the amount of Damages arising therefrom, each representation and warranty in this Agreement and the schedules and exhibits hereto shall be read without regard and without giving effect to (i.e., as if such words or phrases were deleted from such representation and warranty) the terms “material,” “in all material respects,” “Material Adverse Effect,” “except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect” or similar words or phrases contained in such representation or warranty.

(iii)     The Buyer Indemnitees’ right to indemnification pursuant to Section 8.2(a)(i)(A), (C) or (F) on account of any Damages will be: (i) first, during the period for which the Escrow Agreement remains in effect, satisfied from the Indemnity Escrow Fund (to the extent available) pursuant to the Escrow Agreement; (ii) then second, to the extent applicable, satisfied from the R&W Policy up to an amount equal to the policy limit under the R&W Policy; and (iii) then third, to the extent applicable, satisfied from the Excess Policy up to an amount equal to the policy limit under the Excess Policy. Except as set forth in this Agreement, the Seller and the Equityholders shall have no obligation for Damages with respect to Claims under Section 8.2(a)(i)(A) that are not an Excluded Matter in excess of the Indemnity Escrow Amount. With respect to Damages that arise out of, result from or are in connection with any Excluded Matter, subject to the terms in Section 8.2(a)(v), (A) the Buyer Indemnitees have the right to recover directly from the Seller and the Equityholders, on a joint and several basis, such Damages, and (B) to the extent the Indemnity Escrow Fund, the R&W Policy and/or the Excess Policy proceeds are disbursed with respect to Damages arising out of, resulting from or in connection with any Excluded Matter, the Buyer Indemnitees have the right to recover directly from the Seller and the Equityholders, on a joint and several basis, for any other Damages for which the Buyer Indemnitee is entitled to indemnification.

Stock Purchase Agreement

(iv)     With respect to the right of the Buyer Indemnitees to submit claims for indemnification pursuant to Section 8.2(a)(i)(A) (other than with respect to any Excluded Matter), no right to be indemnified shall exist unless and until the aggregate amount of all Damages incurred by Buyer Indemnitees in respect of such claim under Section 8.2(a)(i)(A) exceeds $442,000 (the “Deductible”), and then the Buyer Indemnitees shall be entitled to indemnification only for the amount in excess of the Deductible. The recoverable Damages for Fraud and intentional misrepresentation shall be limited to the Purchase Price with respect to the Seller and the Equityholders, except that no such limitation shall apply for the benefit of any Seller or Equityholder who committed or abetted such Fraud, or intentional misrepresentation.

(v)      For the avoidance of doubt, nothing contained herein shall in any way limit the Buyer Indemnitees’ ability to recover under the R&W Policy and/or the Excess Policy. Buyer Indemnitees shall file claims for an Excluded Matter against the R&W Policy (and the Excess Policy, as applicable) that they determine in good faith may be covered, but Buyer Indemnitees shall have no obligation to pursue a Proceeding against the R&W Policy insurer or Excess Policy insurer or delay other recourse against the Seller Parties if either or both such insurers do not pay such claim within a reasonable period of time based on the facts and circumstances of the claim.

(vi)     Effective as of the Closing, the Seller and the Equityholders waive any and all rights of indemnification, contribution and other similar rights against the Company (whether arising pursuant to any organizational documents, any contract, any Law or otherwise) arising out of the representations, warranties, covenants and agreements contained in this Agreement and/or out of the negotiation, execution and performance of this Agreement, and agree that any claim of any Buyer Indemnitee, whether for indemnity or otherwise, may, subject to the terms of this Article XI, be asserted directly against the Seller and the Equityholders, without any need for any claim against, or joinder of, the Company.

(vii)     With respect to the right of the Buyer Indemnitees to submit claims for indemnification pursuant to Section 8.2(a)(i)(G), the Seller and the Equityholders shall have no obligation to provide indemnity for such claims to the extent the Damages exceed the amount of the Special Escrow Fund at the time of such claims. Buyer will have the right to recover from the Special Escrow Fund Damages incurred or sustained by the Buyer Indemnitees that arise out of, result from or are in connection with any Excluded Representations or specifically identified matters set forth on Section 8.2(a) of the Seller Disclosure Schedule.

(b)           Buyer’s Indemnity Obligation. Subject to the terms of this Article VIII, Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) for Damages incurred or sustained by the Seller Indemnitees that arise out of, result from or are in connection with (A) any inaccuracy or breach of the representations and warranties of Buyer in Article III or any other certificate delivered by Buyer at the Closing, (B) a breach of any covenant or agreement of Buyer contained in this Agreement which, by its terms, contemplates performance or non-performance after the Closing, and (C) Fraud, willful misconduct or intentional misrepresentation of the Buyer.

Stock Purchase Agreement

(c)           Procedure.

(i)     If any Seller Indemnitee or any Buyer Indemnitee seeks indemnification under this Section 8.2, such party (the “Indemnified Party”) shall give written notice to the party or parties from whom or which such Indemnified Party is seeking indemnification under this Agreement (the “Indemnifying Party”) of the facts and circumstances giving rise to the Claim, which in the case of a Buyer Indemnitee shall mean notice to Seller. The notice shall specify in reasonable detail (if known) the Claim, including in the case of Claims based on a Claim by a third party, copies of all notices, pleadings, and other documents or instruments served on or received by the Indemnified Party. In that regard, if any Proceeding shall be brought or asserted in writing by any third party (“Third Party Proceeding”) which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Section 8.2, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in reasonable detail (if known) such Claim, and the Indemnifying Party, if it so elects by written notice to the Indemnified Party prior to the expiration of the period ending twenty (20) days following receipt by an Indemnifying Party of a notice from an Indemnified Party pursuant to this Section 8.2(c) (the “Dispute Period”), shall assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses; provided, however, that, with respect to a Third Party Proceeding, the Indemnifying Party may only elect to assume and control the defense thereof so long as (A) along with its notice of assumption and control of the defense of such claim, the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party will, subject to the limitations in this Article XI, indemnify the Indemnified Party from and against any Damages the Indemnified Party may incur relating to or arising out of the Third Party Proceeding, (B) the Indemnifying Party is not a party to the Third Party Proceeding or the Indemnified Party has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint representation, (C) the Third Party Proceeding involves only money damages and does not seek an injunction or other equitable relief, (D) the Indemnifying Party conducts the defense of the Third Party Proceeding actively and diligently, (E) the Indemnifying Party furnishes the Indemnified Party with evidence that the financial resources of the Indemnifying Party, in the Indemnified Party’s reasonable judgment, are and will be sufficient (when considering Damages in respect of all other outstanding claims) to satisfy any Damages relating to such Proceeding, (F) the Third Party Proceeding does not involve criminal actions or allegations or criminal conduct or any violations of Law by the Indemnified Party, (G) the Third Party Proceeding does not involve a material customer, supplier or other business relationship of the Company, (H) the maximum reasonably foreseeable Damages that may be claimed do not exceed the Indemnity Escrow Fund, (I) the assumption of the defense by the Indemnifying Party would not cause any Buyer Indemnitee to lose coverage under the R&W Policy, (J) the Buyer Indemnitee or any insurer is not required to assume the defense of such Third Party Proceeding pursuant to the R&W Policy, and (K) the Indemnifying Party keeps the Indemnified Party apprised of all developments, including settlement offers, with respect to the Third Party Proceeding and permits the Indemnified Party to participate in the defense of the Third Party Proceeding. Notwithstanding the foregoing, the failure of an Indemnified Party to give any notice contemplated by this clause (i) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, the Indemnifying Party’s ability to remedy, contest, defend or settle with respect to such Third Party Proceeding is materially and actually prejudiced thereby.

(ii)    If the Indemnifying Party elects to assume and control the defense, prior to the expiration of the Dispute Period of a Third Party Proceeding as provided in clause (i) above, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such Third Party Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party, except to the extent (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (B) the fees and expenses relate to the period prior to the Indemnifying Party’s assumption of defense, or (C) the Indemnifying Party has failed to assume the defense and employ counsel or any condition to the Indemnifying Party’s control of the Third Party Proceeding in Section 8.2(c)(i)(A) – (K) becomes unsatisfied (and with respect to Section 8.2(c)(i)(C), (D) and (K), after written notice and a reasonable opportunity to cure such unsatisfied condition). If the Indemnifying Party does not elect to assume and control the defense of a Third Party Proceeding prior to the expiration of the Dispute Period or if any condition to the Indemnifying Party’s control of a Third Party Proceeding set forth in Section 8.2(c)(i)(A) – (K) becomes unsatisfied (and with respect to Section 8.2(c)(i)(C), (D) and (K), after written notice and a reasonable opportunity to cure such unsatisfied condition), the Indemnified Party may defend against the Third Party Proceeding in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith except as provided below). If the Indemnified Party controls the defense of the Third Party Proceeding, the Indemnifying Party agrees to advance to the Indemnified Party promptly upon demand from time to time all attorneys’ fees and other costs and expenses of defending the Third Party Proceeding, subject to the limitations in this ARTICLE VIII. The Indemnifying Party shall not be liable for any settlement of any Third Party Proceeding (regardless of who is defending such Third Party Proceeding), which settlement is effected without the written consent of the Indemnifying Party, which such consent shall not be unreasonably withheld, conditioned or delayed; provided, that the Buyer Indemnitee may agree to any settlement of, or the entry of any judgment arising from, any Third Party Proceeding without the prior written consent of the Seller and the Equityholders so long as the settled amount shall not constitute evidence of the actual amount of Damages for which the Seller and the Equityholders shall be liable unless such settlement is entered into with the consent of Seller and the Equityholders. In no event shall the Indemnified Party have any Liability with respect to any settlement of, or the entry of any Order arising from, any Third Party Proceeding effected without its written consent.

Stock Purchase Agreement

(iii)      If the Indemnifying Party notifies the Indemnified Party that it does not dispute the Claim described in the notice given by the Indemnified Party, the Damages in connection with such Claim will be conclusively deemed a liability of the Indemnifying Party under Section 8.2(a) or 8.2(b) (as applicable). If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the Claim described in such notice, then the Indemnifying Party will be deemed to have accepted in all respects the Claims described in such Claim notice and the Damages in connection with such Claim will be conclusively deemed a liability of the Indemnifying Party under Section 8.2(a) or 8.2(b) (as applicable). The Indemnifying Party shall pay the amount of such Damages deemed to be a liability of the Indemnifying Party (subject to the limitations and procedures regarding indemnification and the R&W Policy herein) to the Indemnified Party on demand.

8.3       Insurance and other Third Party Recoveries. In calculating the amounts payable to an Indemnified Party, the amount of any indemnified Damages shall be computed net of (i) payments actually recovered by the Indemnified Party under any insurance policy with respect to such Damages and (ii) any actual recovery by the Indemnified Party from any other Person with respect to such Damages. In the event of an insurance recovery or third party recovery relating to an indemnification payment is received after the Indemnifying Party has made an indemnification payment under this Agreement that did not take into account such insurance recovery or third party recovery, the Indemnified Party shall promptly pay the Indemnifying Party an amount equal to the lesser of such insurance recovery or third party recovery and the amount of the related indemnification payment.

8.4        Other Provisions.

(a)          Notwithstanding anything in this Agreement to the contrary and except in the case of claims of Fraud, willful misconduct or intentional misrepresentation, the indemnification provided in this ARTICLE VIII shall be the sole and exclusive post-Closing remedy available to the Parties hereto for any claim arising under this Agreement or the transactions contemplated hereby (except for a claim for specific performance, injunctive and/or other equitable relief or the performance of any covenant or agreement of the Parties contained in this Agreement which, by its terms, contemplates performance after the Closing) and no Party shall pursue any other remedy or have any recourse against the other Party or any of its other assets and properties for any such claim.

(b)           The Parties shall each use commercially reasonable efforts to mitigate any Damages associated with any claim for indemnification under this ARTICLE VIII as required by applicable common law after becoming aware of any event that could reasonably be expected to give rise to any Damages that are indemnifiable or recoverable hereunder; provided, however, that such commercially reasonable efforts shall not include any obligation to pursue litigation.

Stock Purchase Agreement

(c)           Buyer covenants and agrees that the R&W Policy will exclude any right of subrogation against Seller (except in the case of Fraud or intentional misrepresentation).

(d)           Notwithstanding anything herein to the contrary, and except as may be expressly set forth in the Support Agreement, neither Prophet Equity LP, a Delaware limited partnership, nor any of its Affiliates (other than Seller to the extent set forth in this Article VIII) shall have any liability to Buyer or any of its Affiliates (including the Company after the Closing) in connection with the transactions contemplated by this Agreement, including pursuant to the provisions of this Article VIII, including, without limitation, to the extent arising from Fraud, willful misconduct, and intentional misrepresentation. For the avoidance of doubt, nothing in this Section 8.4(d) shall modify or diminish the rights of the Buyer with respect to claims against the other Parties under this Agreement.

(e)           The Buyer Indemnitees will not be entitled to indemnification pursuant to Section 8.2(a) for any item of Damages to the extent such item is included as a component in the Closing Statement as finally determined by the parties pursuant to Section 1.3.

(f)           The Buyer Indemnitees right to indemnification pursuant to Section 8.2(a) on account of any Damages will be reduced by the amount of any reserve reflected as a component of the final Working Capital calculation and established for the item(s) or matter(s) giving rise to such Damages.

(g)           No Buyer Indemnitee shall be entitled to be compensated more than once for the same item of Damage.

(h)           For all Tax purposes, the parties agree to treat indemnity payments made pursuant to this Agreement as an adjustment to the purchase price to the extent permitted by applicable Tax Law.

ARTICLE IX

Definitions

9.1        Defined Terms. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“AAA” shall have the meaning set forth in Section 10.5(b).

“Accounting Principles” means the accounting principles set forth on Exhibit G attached hereto.

“Adjustment Escrow Amount” shall mean $1,000,000.

“Adjustment Escrow Fund” shall mean, at the time of measurement, the Adjusted Escrow Amount reduced by all amounts previously distributed or paid by the Escrow Agent in accordance with the Escrow Agreement together with any investment proceeds thereon.

“Affiliate” shall mean, as to any Person, any other Person that directly or indirectly through one of more intermediaries, controls or is controlled by or is under common control with such Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

Stock Purchase Agreement

“Affiliate Agreement” shall have the meaning set forth in Section 2.23.

“Aged Receivable” means those certain aged receivables in the aggregate amount of $694,538.16 owed by Chief Supply Corporation to the Company, as represented by the invoices identified on Section 9.1(1) of the Seller Disclosure Schedule.

“Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Benefit Plans” shall mean any employee benefit plans (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, and all other employee benefit plans, programs, contracts, agreements, arrangements and policies, including, but not limited to, employment, consulting, change in control, retention, fringe benefit, severance, incentive or bonus, deferred compensation, profit sharing, pension, retirement, welfare, stock purchase, stock option or equity incentive and similar plans, programs, contracts, agreements, arrangements and policies, in each case, whether or not reduced to writing, sponsored, maintained, contributed or required to be contributed to for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant (or any dependent or beneficiary thereof) of the Company.

“Books and Records” shall have the meaning set forth in Section 5.2(a)(i).

“Business Days” shall mean any day other than a Saturday, Sunday or other day on which banking institutions located in Tampa, Florida are authorized or obligated by law or executive order to close.

“Buyer” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Prepared Returns” shall have the meaning set forth in Section 7.1(b).

“Buyer Share Price” shall mean the average closing price per share of Buyer’s common stock during the 20 trading days immediately preceding the Closing.

“Buyer Shares” shall have the meaning set forth in Section 1.6.

“Cash” shall mean, (without giving effect to any of the transactions contemplated hereby), the sum of all cash, cash equivalents and marketable securities owned by the Company, as computed in accordance with GAAP (including checks and other wire transfers and drafts deposited or available for the account of the Company and deposits in transit). For the avoidance of doubt, outstanding checks shall be included as a current liability in the determination of Working Capital.

“CID Business” shall mean the business operated by the Company of designing, contracting for the manufacturing of, distributing, and selling medical uniforms, lab coats, layers and other products.

“CID Employees” shall have the meaning set forth in Section 2.21(a).

“Claim” shall mean any claim, demand, action or cause of action for payment or performance of any debt, account, covenant, contract, promise, loss, reimbursement, compensation, liability or expense including attorney’s fees, of any and every kind, nature or description whatsoever, at law or in equity.

Stock Purchase Agreement

“Closing” shall have the meaning set forth in Section 1.4.

“Closing Date” shall have the meaning set forth in Section 1.4.

“Closing Statement” shall have the meaning set forth in Section 1.3(c).

“Closing Statement Dispute Period” shall have the meaning set forth in Section 1.3(d).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Recitals to this Agreement.

“Company IP” shall have the meaning set forth in Section 2.12(a)(i).

“Company Software” shall means all software that (i) is material to the operation of the business of the Company, (ii) is distributed, sold, licensed, marketed or otherwise provided to third parties by the Company, and/or (iii) is used or held for use by the Company in connection with its work for customers or its products or services.

“Company’s Knowledge” (including the correlative “of which Company becomes aware,” “Knowledge of the Company,” and other words to that effect) shall mean the actual or constructive knowledge, after due inquiry, of H.P. Park, Nina Park, Bill Zollner, Kyle Winger, Stanley Kim, David Davidson, In Sung Ahn, Jarrett McRee and James Shimizu, including such knowledge that each such person would reasonably be expected to possess in the normal course of exercising such person’s duties based on his or her title or position after due inquiry. For this purpose, “due inquiry” includes, but is not limited to, review of pertinent documents and materials and inquiry of any employees who hold a management function with respect to employees or operations within the Company or who have responsibilities pertinent to such inquiry or who have access to information in the possession of the Company pertinent to such inquiry.

“Confidential Information” shall have the meaning set forth in the Confidentiality Agreement.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated November 15, 2017, executed by Buyer and Due Diligence Manager, acting as agent for the Seller and the Company.

“Contract” shall mean any contract, agreement, license, obligation, arrangement, understanding, purchase order, commitment or undertaking (in each case whether written or oral), including any exhibits, schedules, amendments, annexes, addendums, statements of work or similar documentation.

“Damages” shall mean any losses, claims, damages, assessments, sanctions, charges, liabilities, costs, fines, penalties, judgments, interest, awards, fines, settlement amounts or expenses (including reasonable fees and disbursements for attorneys, accountants and other representatives of a Person incurring or suffering such damages, fees and costs of investigation, defense, negotiation or mitigation of an actual or alleged Claim and costs of enforcing any right to indemnification under ARTICLE XI).

Stock Purchase Agreement

“Debt Commitment Letter(s)” – shall have the meaning set forth in Section 3.4.

“Dispute Notice” shall have the meaning set forth in Section 1.3(d).

“Dispute Period” shall have the meaning set forth in Section 8.2(c).

“Due Diligence Manager” shall mean Piper Jaffray & Co.

“Effective Time” shall mean 12:01 a.m., local time in Dallas, Texas, on the Closing Date.

“Encumbrances” shall mean any charge, claim, lien, condition, option, pledge, encumbrance, covenant, proxy, Tax, voting agreement, deed of trust, hypothecation, preference, priority, conditional sale, restriction on transfer, equitable interest, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal, or similar restriction.

“Environmental Laws” shall mean any Law relating to pollution, the release of any Hazardous Materials into the environment, the generation, management, transportation, storage, treatment and disposal of Hazardous Materials, or protection of the environment, including the Comprehensive Environmental Response, Compensation, and Liability Act, the Solid Waste Disposal Act, the Federal Water Pollution Control Act, the Clean Air Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the Occupational Safety and Health Act (as related to exposure to Hazardous Materials), the Resource Conservation and Recovery Act and the Safe Drinking Water Act.

“Environmental Permits” shall have the meaning set forth in Section 2.15(d).

“Equity Securities” shall have the meaning set forth in the Recitals to this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Estimated Closing Statement” shall have the meaning set forth in Section 1.3(a).

“Excess Policy” shall mean together that certain Excess Representations and Warranties Liability Policy issued to Buyer by Chubb Bermuda Insurance Ltd., policy number FIT-14323D; and Excess Representations and Warranties Liability Policy issued to Buyer by Iron-Starr Excess Agency Ltd., policy number ISF0004193.

“Exchange Act” shall mean the Securities and Exchange Act of 1934.

“Excluded Inventory” means (a) all inventory that is (i) damaged, defective or otherwise not good and merchantable, or (ii) not of usable or saleable quality in the ordinary course of business, and (b) all inventory that is in transit to the Company as of the Effective Time except to the extent that (i) such inventory is fully-paid for by the Company prior to the Effective Time, meaning that no additional amount is required to be paid after the Effective Time in order to acquire such inventory, or (ii) the amount of any such required post-Effective Time payment is accrued as a current liability of the Company that is reflected in the Working Capital calculation.

Stock Purchase Agreement

“Excluded Matter” means any Claim with respect to Pre-Closing Tax Obligations, breaches of Fundamental Representations, or Fraud, willful misconduct or intentional misrepresentation.

“Excluded Representations” means the representations and warranties described in Section 8.2(a) of the Seller Disclosure Schedule.

“Financial Statements” shall have the meaning set forth in Section 2.7(a).

“Fraud” means a misrepresentation or omission of material fact made by a party with knowledge that such representation is false or the material fact was omitted; provided, however, that for the avoidance of doubt, “Fraud” shall not include any type of constructive or equitable fraud.

“GAAP” shall mean United States generally accepted accounting principles in effect as of the applicable time.

“Governing Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the Governing Documents of a corporation would include its charter or articles of incorporation and bylaws, a limited liability company would include its certificate of formation and limited liability company agreement, and a limited partnership includes its limited partnership agreement and the Governing Documents of its general partner.

“Governmental Authority” shall mean any governmental or quasi-governmental authority of any nature, including any regulatory or administrative body, agency, branch, authority, department, court, tribunal, judicial or legislative authority, arbitrator, or any other public authority or entity, whether foreign, federal, state or local, exercising governmental or quasi-governmental powers.

“Governmental Consent” shall have the meaning set forth in Section 2.5.

“Hazardous Materials” shall mean any waste, material, substance or other matter that is regulated by any Governmental Authority under Environmental Law, including petroleum, petroleum products, asbestos, urea formaldehyde, polychlorinated biphenyls, radon gas, or radioactive substances.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Import and Export Control Laws” means any Law or Order governing (i) imports, exports, re-exports, or transfers of products, services, raw materials, or Intellectual Property from or to the United States or another country; (ii) any release of any Intellectual Property in any foreign country or to any foreign person located in the United States or abroad; (iii) economic sanctions or embargoes; or (iv) compliance with unsanctioned foreign boycotts.

“Indebtedness” shall mean, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (c) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (d) capital lease obligations under GAAP as of the date hereof; (e) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions (in each case, to the extent drawn); (f) any obligations for unfunded liabilities relating to Benefit Plans, (g) indebtedness for deferred purchase price of property or services, (h) deferred rent liabilities, (i) outstanding amount under any surety bonds, bids, performance bonds or similar obligations, (j) unpaid security deposits due under any Leased Real Property, (k) unpaid income Taxes of the Company for any Pre-Closing Tax Period or Pre-Closing Straddle Period, and (l) and any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (k).

Stock Purchase Agreement

“Indemnity Escrow Amount” shall mean $442,000.

“Indemnity Escrow Fund” shall mean, at the time of measurement, the Indemnity Escrow Amount reduced by all amounts previously distributed or paid by the Escrow Agent in accordance with the Escrow Agreement together with any investment proceeds thereon.

“Independent Accountant” shall mean the Fort Lauderdale, FL office of Marcum LLP, or if such firm is unable to serve in such role, such other independent public accounting firm or financial services firm that currently does not audit and has not audited within the past five years Seller or Buyer, or any of their respective Affiliates, as shall be agreed upon by Seller and Buyer or, if an agreement cannot be reached within 10 Business Days of notice to the Parties that such accounting firm is unable to so serve, as shall be selected by the AAA upon the request of Seller or Buyer.

“Information Maintenance Period” shall have the meaning set forth in Section 5.2(a).

“Insurance Policies” shall have the meaning set forth in Section 2.18.

“Intellectual Property” means all intellectual property protected under applicable Laws throughout the world, including (a) patents and patent applications, including all reissues, divisions, continuations, continuations-in-part, reexaminations and extensions thereof, (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers (whether registered or unregistered), together with any registrations and applications in connection therewith and all goodwill associated therewith, (c) copyrights and any registrations and applications in connection therewith, together with any moral rights associated therewith, (d) Trade Secrets, (e) domain name registrations and rights to use web site domain names and (f) computer software, programs and applications (whether in source code or object code form), databases, compilations, and all documentation and program architecture associated therewith, excluding licenses from third parties to any of the Company that are generally commercially available on a subscription basis or pursuant to standard or non-negotiated terms and conditions, including so-called “off-the-shelf” and “shrink wrap” software.

“Interim Balance Sheet” shall have the meaning set forth in Section 2.7(a).

“Interim Balance Sheet Date” shall have the meaning set forth in Section 2.7(a).

“IRS” shall mean the United States Internal Revenue Service.

“Law” shall mean any statute, law, constitution, treaty, convention, administrative interpretation, ordinance, rule, regulation, code or applicable Order of any Governmental Authority.

“Leased Real Property” shall have the meaning set forth in Section 2.13(a).

“Legal Counsel” shall have the meaning set forth in Section 10.14.

"Liability" means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and all of the foregoing shall be included in the definition of "Liability" regardless of whether or not it is: (a) required to be accrued, reserved against or otherwise reflected on financial statements prepared in accordance with GAAP or any other accounting method or standard applied by Seller in the Ordinary Course prior to the Closing, or (b) disclosed or required to be disclosed on any Schedule to this Agreement.

Stock Purchase Agreement

“Material Adverse Effect” shall mean any event, change, circumstance, occurrence or effect that is or would reasonably be expected to (a) have material adverse effect on the business, properties, results of operations, liabilities or financial condition of the CID Business, taken as a whole, or (b) materially impair or delay the ability of Seller or Buyer to consummate the transactions contemplated by this Agreement and the Transaction Documents; provided, that, for purposes of determining whether a “Material Adverse Effect” has occurred, and only in the case of clause (a), excluding any effect resulting from or relating to (i) general political or economic conditions, general financial and capital market conditions (including interest rates, exchange rates, declines in the price of any security or any market index, or any disruption thereof) or general effects on any of the industries in which the CID Business is engaged, or, in each case, any changes therein (including as a result of (a) an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war or (b) the occurrence of any other calamity or crisis (including any act of terrorism)), (ii) any changes in Law or any authoritative enforcement, implementation or interpretation thereof by any Governmental Authority, (iii) any changes in GAAP, (iv) the public announcement or the becoming public of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company (except the case in which such public announcement or other disclosure is made by any Seller Party without the prior written consent of Buyer), (v) any act required by Seller to comply with this Agreement, (vi) the failure of the CID Business to meet any internal forecasts or projections (provided, however, in each case, that the facts and circumstances underlying any such change or failure may be considered in determining whether there has been a Material Adverse Effect), (vii) any matter expressly disclosed in the Seller Disclosure Schedules as an exception to the representations and warranties made by the Seller Parties under this Agreement, or (viii) any action taken by Buyer or any of its Affiliates or Representatives; provided, further, that any adverse change, condition, fact, occurrence, event or effect referenced to in clauses (i) through (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such adverse change, condition, fact, occurrence, event or effect has a disproportionate effect on CID Business compared to other participants in the industries in which the Company conducts its business.

“Material Contracts” shall have the meaning set forth in Section 2.14(b).

“Orders” shall mean any orders, injunctions, arbitration awards, assessments, rulings, judgments or decrees issued by any Governmental Authority.

“Ordinary Course” shall mean, with respect to a Person, the ordinary course of business of such Person, consistent with past custom and practice.

“Park” means H.P. Park.

“Party” or “Parties” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Payoff Letter” shall have the meaning set forth in Section 1.3(b)(i).

Stock Purchase Agreement

“Permits” shall mean any permits, licenses, authorizations or other approvals issued by a Governmental Authority.

“Permitted Encumbrances” shall mean (a) statutory liens for current personal property Taxes not yet due and payable, (b) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar encumbrances imposed by Law in the ordinary course of business consistent with past practice for sums not yet due and payable (provided lien statements have not been filed or such Encumbrances otherwise perfected), and none of which is, individually or in the aggregate, material to the Company’s assets or business, including no material detraction in the value or impairment of such assets, (c) Encumbrances on the Equity Securities arising under applicable securities Laws, and (d) Encumbrances set forth in Section 9.1(2) of the Seller Disclosure Schedule.

“Person” shall mean any individual, corporation, partnership, association, trust, limited company, limited liability company or other entity or organization.

“Post-Closing Tax Period” means (a) any taxable period that begins after the Closing Date and (b) the portion of any Straddle Period that begins on the day after the Closing Date.

“Pre-Closing Straddle Period” shall have the meaning set forth in Section 7.2.

“Pre-Closing Tax Obligations” means any and all Taxes (or the non-payment thereof) (a) of the Company for any Pre-Closing Tax Period, or of Seller for any period, (b) of the Company for any Straddle Period to the extent such Taxes are allocated to the Pre-Closing Straddle Period under this Agreement, (c) of or imposed on the Company arising as a result of being (or ceasing to be) a member of any consolidated, affiliated, combined or unitary group (or being included (or required to be included) in any Tax Return relating thereto) on or prior to the Closing Date, (d) of any other Person imposed on the Company as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the Taxes of any other Person, whether imposed by Law, contract, or otherwise, which Taxes relate to an event or transaction occurring prior to the Closing and (e) of or attributable to CID Resources Canada, Inc. for any period; provided, however, that, notwithstanding the foregoing, the Pre-Closing Tax Obligations shall not include any Tax of the Company to the extent such Tax was specifically taken into account as a liability in computing Working Capital or Closing Indebtedness as finally determined under this Agreement.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date, excluding, for the avoidance of doubt, the Pre-Closing Straddle Period.

“Proceeding” means any claim, notice, action, suit, proceeding, hearing, investigation, audit or inquiry by or before any Governmental Authority, or any arbitration, mediation or similar proceeding.

“Public Software” means any software that contains, or is derived in any manner from, in whole or in part, any software that is distributed as freeware, shareware, open source software (e.g., Linux) or similar licensing or distribution models that (i) require the licensing or distribution of source code to licensees, (ii) prohibit or limit the receipt of consideration in connection with sublicensing or distributing any software, (iii) except as specifically permitted by applicable law, allow any Person to decompile, disassemble or otherwise reverse-engineer any software, or (iv) require the licensing of any software to any other Person for the purpose of making derivative works. For the avoidance of doubt, “Public Software” includes, without limitation, oftware licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto): (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; (viii) Red Hat Linux; (ix) the Apache License; and (x) any other license or distribution model described by the Open Source Initiative as set forth on www.opensource.org.

Stock Purchase Agreement

“Purchase Price” shall have the meaning set forth in Section 1.2.

“Real Property Lease” shall have the meaning set forth in Section 2.13(a).

“Registered IP” shall have the meaning set forth in Section 2.12(b).

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Representatives” shall mean with respect to a Person, such Person’s directors, managers, officers, and agents and his, her, or its legal, financial, internal and independent accounting and other advisors and Representatives.

“Restrictive Covenant Agreement” shall have the meaning set forth in Section 1.5(a)(ix).

“R&W Policy” shall mean that certain Representations and Warranties Insurance Policy issued to Buyer by BlueChip Underwriting Services LLC, policy number BC-BS-2018-98869-0103.

“Rules” shall have the meaning set forth in Section 10.5(b).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Seller Disclosure Schedule” shall have the meaning set forth in the introductory paragraph of ARTICLE II.

“Seller Expenses” shall mean, without duplication, (i) all fees and expenses incurred by the Company at or prior to the Closing, or by the Seller at any time, in connection with the preparation, negotiation and execution of this Agreement and the other agreements, instruments and documents contemplated hereby, and the performance and consummation of the transactions contemplated hereby and thereby, including all legal, accounting, investment banker and advisor fees and including all costs associated with the purchase of the Tail Policy coverage as contemplated by Section 1.5(a)(xvii) and the Excess Policy coverage; provided, however, that (A) any filing fees payable in connection with any filings required to be made pursuant to the HSR Act, and (B) all underwriting fees and costs and expenses associated with obtaining the R&W Policy shall not be considered Seller Expenses; (ii) (A) any payments owing by or on behalf of the Company to employees or other service providers or third parties under appreciation rights, phantom equity or similar plans or any deferred compensation, severance, deferred purchase price, bonus or profit sharing payments attributable to pre-Closing periods, including all change of control, termination, stay bonuses, retention, sale and other bonuses and profit sharing payments payable to employees or other service providers of the Company by reason of or as a result of the transactions contemplated by this Agreement, (B) all payments to cancel, redeem or purchase outstanding options, warrants, convertible or exchangeable securities or other rights to acquire capital stock or other equity securities of the Company held by its employees or other service providers by reason of or as a result of the transactions contemplated by this Agreement, (C) the amount of compensation realized by employees or other service providers of the Company upon vesting of restricted stock or other equity compensation arrangements by reason of or as a result of the transactions contemplated by this Agreement, and (D) all other payments or amounts in the nature of compensation payable to employees or other service providers of the Company by reason of or as a result of the transactions contemplated by this Agreement, including, in each case set forth in clauses (ii)(A) through (D), the employer’s share of any payroll Taxes imposed in connection with such payments; (iii) any fees or expenses to obtain any payoff letters and the release and termination of any Encumbrances of any Persons on behalf of the Company (other than Permitted Encumbrances); and (iv) any fees, expenses or other charges to obtain any waiver, consent, estoppel or approval required to be delivered by the Seller under this Agreement.

Stock Purchase Agreement

“Seller Parties” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Seller Prepared Returns” shall have the meaning set forth in Section 7.1(a)

“Seller Tax Matter” shall mean (a) amending a Tax Return of the Company for a Pre-Closing Tax Period; (b) entering into an agreement with a Governmental Authority that extends or waives the applicable statute of limitations with respect to a Tax of the Company for a Pre-Closing Tax Period; (c) filing any ruling request with any Governmental Authority that solely relates to Taxes or Tax Returns of the Company for a Pre-Closing Tax Period; or (d) waiving the right to any Tax refund (or portion thereof) of the Company for a Pre-Closing Tax Period; but excluding, in each case, any such action that does not result in an increased liability for Pre-Closing Tax Obligations or a reduction to a Tax refund otherwise payable to Seller under this Agreement.

“Special Escrow Amount” shall mean $1,200,000.

“Special Escrow Fund” shall mean, at the time of measurement, the Special Escrow Amount reduced by all amounts previously distributed or paid from the Special Escrow Fund by the Escrow Agent in accordance with the Escrow Agreement together with any investment proceeds thereon.

“Straddle Period” shall mean any taxable period that includes, but does not end on, the Closing Date.

“Subsidiaries” shall mean, with respect to a Person, any corporation or other form of legal entity of which more than 50% of the outstanding voting securities are directly or indirectly owned by such Person.

“Target Amount” shall mean $39,531,204.40.

“Tax” or “Taxes” shall mean any federal, state, local or foreign net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, property, social security, environmental, alternative or add-on, value added, registration, windfall profits, employee or other withholding, or other tax, custom, duty or amount imposed by any Governmental Authority of any kind whatsoever, including obligations under escheat and unclaimed property Laws, and including any interest, additions to tax or penalties incurred under Laws with respect to any of the foregoing.

“Tax Contest” shall have the meaning set forth in Section 7.4(b).

Stock Purchase Agreement

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes and filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto and any amendment thereof.

“Trade Secrets” shall mean trade secrets and confidential or proprietary information, including know-how, concepts, methods, processes, designs, schematics, drawings, technical data, techniques, protocols, specifications, algorithms, formulae, research and development information, technology, business plans, and customer lists and supplier lists.

“Transaction Documents” shall mean each agreement, instrument or document to be executed by any of the parties hereto or their Affiliates pursuant to this Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 7.6.

“Unresolved Disputes” shall have the meaning set forth in Section 1.3(d).

“Virus” means any software or other disabling code that would interfere with the normal operation of, would allow circumvention of security controls, or is intended to cause damage to any hardware, software or data, including without limitation any computer or code “time bomb”,” virus”, “worm”,” Trojan horse”, “back door”, or “drop dead device”.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and applicable regulations and similar state and local laws.

“Working Capital” means without duplication:

(a)           the current assets of the Company, excluding Cash; minus

(b)           the current liabilities of the Company, including (1) accounts payable, (2) deferred revenues, and (3) other accrued liabilities of the Company, but excluding Indebtedness;

in each case of clauses (a) and (b) determined in accordance with the Accounting Principles. A copy of a detailed illustration of the manner in which the parties calculated an estimate of Working Capital is attached as Annex A to Exhibit G.

9.2        Interpretation. This Agreement has been negotiated by the Parties hereto and their respective attorneys, and the language hereof shall not be construed for or against any Party based on which Party drafted any of the provisions of this Agreement. The table of contents, titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. Unless otherwise expressly provided or unless the context requires otherwise, (a) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (b) words using the singular or plural number also shall include the plural and singular number, respectively; (c) the words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; (d) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); (e) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require; (f) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person, but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (g) references to a Governmental Authority shall be deemed to include Persons succeeding to the relevant functions of such Governmental Authority; (h) references to laws shall be deemed to mean and include such laws as amended through the date of this Agreement or the Closing Date, as applicable; (i) references to a number of days shall be deemed to refer to calendar days unless such reference is specifically to “Business Days”; (j) the inclusion of a dollar amount with respect to any representation, warranty, covenant or agreement contained herein shall not be deemed an admission that such amount is a material amount; (k) all references in this Agreement to $ or dollars is to U.S. dollars; and (l) with respect to references to information or material that that has been “made available” to the Buyer, that shall mean information or material that was contained in the Company’s electronic data room no later than 5:00 p.m., Eastern Time, on the date immediately prior to the Closing Date and remained available to Buyer through the Closing. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

Stock Purchase Agreement

ARTICLE X

Miscellaneous

10.1        Expenses. Except as otherwise expressly provided in this Agreement, Seller, on the one hand, and Buyer, on the other hand, shall pay all costs and expenses incurred by such Party or on its behalf in connection with this Agreement and the transactions contemplated hereby. For the avoidance of doubt and except as otherwise provided for herein, all costs and expenses incurred by the Company prior to the Closing in connection with this Agreement and the transactions contemplated hereby shall be the responsibility of Seller.

10.2        Exclusive Agreement. This Agreement (including the Seller Disclosure Schedule and all Exhibits and Schedules hereto), the Transaction Documents, and the Confidentiality Agreement contain the entire understanding of the Parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement. This Section 10.2 shall not be deemed to be an admission or acknowledgment by any of the Parties hereto that any prior agreements or understandings, oral or written, with respect to the subject matter hereof exist, other than the Confidentiality Agreement.

10.3        No Third-Party Beneficiaries. Except as set forth in Section 5.3, Section 8.2, Section 10.4, and Section 10.14, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.4        Non-Recourse.

(a)           This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against the entities that are expressly named as parties to this Agreement and then only with respect to the specific obligations set forth in this Agreement with respect to such party. Except to the extent of a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or other representative of any party to this Agreement shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities of any party to this Agreement under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated in this Agreement or in respect of any oral representations made or alleged to have been made in connection with this Agreement.

Stock Purchase Agreement

(b)           The provisions of this Section 10.4 are intended to be for the benefit of, and enforceable by, the directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys and other representatives of the parties hereto, and each such Person shall be a third party beneficiary of this Section 10.4.

10.5        Governing Law; Disputes.

(a)           This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

(b)           The Parties agree that any other dispute, claim or disagreement arising out of or relating to this Agreement or the transactions contemplated by this Agreement, including the negotiation, execution, interpretation, performance or non-performance of this Agreement, the parties shall first submit the dispute, claim or disagreement to non-binding mediation administered by the American Arbitration Association (the “AAA”) in accordance with its Commercial Mediation Procedures. The place of mediation shall be Pinellas County or Hillsborough County, Florida. If the dispute, claim or disagreement is not resolved within 30 days after the initial mediation meeting among the parties and the mediator, or if the mediation is otherwise terminated, then either party may submit the dispute, claim or disagreement to binding arbitration administered by the AAA in accordance with the provisions of its Commercial Arbitration Rules (the “Rules”) and, except as provided below, such arbitration shall be the sole means of dispute resolution. The place of arbitration shall be Dallas, Texas. The arbitration shall be conducted by a panel of three arbitrators selected in accordance with the Rules, unless the parties otherwise agree to one arbitrator or the amount in dispute is less than $250,000 in which case one arbitrator will be selected. Any mediator or arbitrator selected under this Section 10.5(b) shall be a practicing corporate attorney with significant experience in commercial agreements and acquisitions and shall not have been employed or engaged by or affiliated with either of the parties or their respective Affiliates. Each party shall initially bear its own costs and expenses in connection with any mediation or arbitration hereunder, including, without limitation, its attorneys’ fees, and an equal share of the mediator’s or arbitrator’s and administrative fees of mediation or arbitration. The decision of the arbitrators shall be in writing but without any statement of the reasoning therefore, and shall include a determination of responsibility for all costs and expenses incurred by the prevailing party. Judgment upon an arbitration award may be entered in any court of competent jurisdiction and shall be final, binding and non-appealable. Notwithstanding anything in this Section 10.5(b) to the contrary, each party shall be entitled to seek injunctive or other equitable relief without first submitting the matter to mediation or arbitration in accordance with the provisions of this Section 10.5(b), even if a similar or related matter has already been referred to mediation or arbitration in accordance with the terms of this Section 10.5(b). Venue for any action permitted to be brought in court under this Section 10.5(b) shall be the appropriate state and federal courts located in Delaware.

10.6        Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties hereto. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties; provided, that upon notice Buyer may assign its rights and interests (but not its obligations) hereunder to (x) any of its Affiliates, and (y) any lender (or an agent thereof) for collateral security purposes as required by any financing; provided, that no such assignment referred to in clauses (x) or (y) shall relieve Buyer of any of its obligations hereunder. Any attempted assignment in violation of this Section 10.6 shall be void.

Stock Purchase Agreement

10.7        Publicity. Seller Parties shall not make any public releases or other announcements concerning this Agreement and the transactions contemplated hereby without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed. Notwithstanding any terms in the Confidentiality Agreement or this Agreement to the contrary, Buyer shall have the right to make public releases or other announcements or disclosures concerning the transactions contemplated hereby. Buyer shall give Seller notice and a copy of such release, announcement or disclosure regarding the transaction in advance of such issuance.

10.8        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the greatest extent possible.

10.9        Specific Performance. Each of the Parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, irreparable damage would occur and money damages would be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching party shall have the right and be entitled to, in addition to any other rights and remedies existing in their favor at law or in equity, enforce their rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

10.10        Notices. Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email transmission (in the case of email transmission, with copies by overnight courier service or registered mail) to the respective Parties as follows (or, in each case, as otherwise notified by any of the Parties hereto) and shall be effective and deemed to have been given (a) immediately when sent by email (with written confirmation of transmission, including by email transmission) between 9:00 A.M. and 6:00 P.M. (Dallas, Texas time) on any Business Day (and when sent outside of such hours, at 9:00 A.M. (Dallas, Texas time) on the next Business Day), and (b) when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day:

(a)       If to Seller Parties (except the Company after Closing), to:

CID Resources Holdings LLC

c/o Prophet Equity

1460 Main Street

Suite 200

Southlake, Texas 76092

Attn: Ross Gatlin and Ben Eakes

Email: rgatlin@prophetequity.com and beakes@prophetequity.com

and

Mayberry Medical 9, LLC

c/o CID Resources, Inc.

601 South Royal Lane,

Suite 100

Coppell, Texas 75019

Attn: HP Park

Email: hppark@cidresources.com

Stock Purchase Agreement

with a copy to (which shall not constitute notice hereunder):

Prophet Equity

1460 Main Street

Suite 200

Southlake, Texas 76092

Attn: David Rex, General Counsel

Email: drex@prophetequity.com

and

Jackson Walker LLP

2323 Ross Avenue

Suite 600

Dallas, Texas 75201

Attention: Kevin Jones

Email: kjones@jw.com

and

Richard Burton, Esq.

6139 Royal Crest Drive

Dallas, Texas 75230

Email: rabburton@sbcglobal.net

(b)       If to Buyer (and the Company after Closing), to:

Superior Uniform Group, Inc.

10055 Seminole Boulevard

Seminole, Florida 33772-2539

Attention: CEO and General Counsel

Email: mbenstock@superioruniformgroup.com and SuperiorUniform-Legal@superioruniformgroup.com with a copy to (which shall not constitute notice hereunder):

Hill Ward Henderson

101 E. Kennedy Boulevard

Suite 3700

Tampa, Florida 33602

Attention: David S. Felman and Eric J. Hall

Email: dfelman@hwhlaw.com and eric.hall@hwhlaw.com

or to such other Person or address as any Party shall specify by notice in writing in accordance with this Section 10.10 to each of the other Parties. Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement shall be deemed to have been received at the earliest time provided for by this Agreement.

Stock Purchase Agreement

10.11        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document. Signatures of the Parties transmitted by facsimile, PDF or other electronic file shall be deemed to be their original signatures for all purposes and the exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.

10.12        Amendment. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of each of the Parties.

10.13        Extension; Waiver. Subject to the express limitations herein, at any time the Parties may extend the time for the performance of any of the obligations or other acts of the other Party, waive any inaccuracies in the representations and warranties contained in this Agreement and waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument signed on behalf of such Party. The waiver by any Party hereto of a breach of any provision hereunder shall not operate to be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

10.14        Attorney-Client Privilege and Conflict Waiver.

(a)           It is acknowledged by each of the Parties that the Company (until the Closing) and Seller (until and after the Closing) have retained Jackson Walker LLP (the “Legal Counsel”) to act as their counsel in connection with the transactions contemplated hereby and that the Legal Counsel has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other Party to this Agreement or Person has the status of a client of Legal Counsel for conflict of interest or any other purposes as a result thereof. Buyer hereby agrees that, in the event that a dispute arises between Buyer or any of its Affiliates (including after the Closing, the Company) and Seller or any of its Affiliates (including, prior to the Closing, the Company), the Legal Counsel may represent Seller or any such Affiliate in such dispute even though the interests of Seller or such Affiliate may be directly adverse to Buyer or any of its Affiliates (including after the Closing, the Company), and even though the Legal Counsel may have represented the Company in a matter substantially related to such dispute or may be handling ongoing matters for the Company, and each of Buyer and Seller hereby waive, on behalf of themselves and each of their Affiliates: (a) any claim they have or may have that Legal Counsel has a conflict of interest in connection with or is otherwise prohibited from engaging in such representation, and (b) agree that, in the event that a dispute arises after the Closing between Buyer or any of its Affiliates (including after the Closing, the Company) on the one hand, and Seller or any of its Affiliates on the other hand, Legal Counsel may represent Seller in such dispute even though the interest of any such party may be directly adverse to Buyer or any of its Affiliates (including after the Closing, the Company), the Company, or Seller and even though the Legal Counsel may have represented Seller or the Company in a matter substantially related to such dispute or may be handling ongoing matters for Seller or any of the Company.

(b)           Buyer further agrees that, as to all communications between Legal Counsel and Seller or the Company, or their respective Representatives that relate in any way to the transactions contemplated by this Agreement and the other Transaction Documents, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege, in each case solely with respect to the transactions contemplated by this Agreement (the “Transaction Privileges”) belong to Seller and may be controlled by Seller, and shall not pass to or be claimed by Buyer or the Company. The parties hereto further agree that Legal Counsel and its partners and employees are third party beneficiaries of this Section 10.14. Notwithstanding the foregoing, all communications with the Company, other than the Transaction Privileges, shall pass and belong to Buyer upon the Closing.

Stock Purchase Agreement

10.15        Non-Reliance; Reservation of Recourse for Fraud, etc.

(a)           In making the determination to proceed with the transactions contemplated by this Agreement and the other agreements, instruments and documents contemplated herein, Buyer has made its own independent investigation of the business, operations, assets and liabilities of the Company and the CID Business and has not relied upon any representations or warranties, communications, or disclosures of any nature other than those expressly set forth in Article II, as qualified by the Seller Disclosure Schedule, and the other Transaction Documents. Neither Seller nor any of its Affiliates or Representatives makes or has made any representation or warranty, express or implied, to Buyer or any of its Affiliates (except for the representations and warranties made by Seller and the Company to Buyer expressly set forth in Article II, as qualified by the Seller Disclosure Schedule, and the other Transaction Documents), respectively, and without limiting the generality of the foregoing, no representation or warranty is made with respect to any (A) financial projections, forecasts or similar information or statements made, communicated or furnished (orally or in writing) to Buyer or any of its Affiliates, (B) “management presentations” or accompanying materials, or (C) possible or probable success or profitability of the Company or the CID Business.

(b)           In making the determination to proceed with the transactions contemplated by this Agreement and the other agreements, instruments and documents contemplated herein, the Seller Parties have made their own independent investigation of the business, operations, assets and liabilities of Buyer and its business and have not relied upon any representations or warranties, communications, or disclosures of any nature other than those expressly set forth in Article III and the other Transaction Documents. Neither Buyer nor any of its Affiliates or Representatives makes or has made any representation or warranty, express or implied, to the Seller Parties or any of their respective Affiliates (except for the representations and warranties made to Seller by Buyer expressly set forth in Article III and the other Transaction Documents), respectively, and without limiting the generality of the foregoing, no representation or warranty is made with respect to any (A) financial projections, forecasts or similar information or statements made, communicated or furnished (orally or in writing) to Seller Parties or any of their Affiliates, or (B) possible or probable success or profitability of the Buyer or its Affiliates after the Closing.

(c)           For the avoidance of doubt, nothing in this Section 10.15 shall be deemed to modify or limit, in any way, the representations or warranties of a Party in Article II or Article III of this Agreement, as applicable, or the other Transaction Documents.

(d)           Nothing in this Agreement or the other Transaction Documents limits any claim, recourse, right, remedy or cause of action or liability arising out of, relating to, resulting from, or in connection with Fraud, willful misconduct or intentional misrepresentation by a Seller Party or Buyer.

10.16      Survival of Confidentiality Agreement. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (i) survive termination of this Agreement in accordance with its terms, and (ii) terminate upon and be of no force or effect after the Closing.

[Signature page to follow]

Stock Purchase Agreement

In Witness Whereof, the undersigned have executed this Stock Purchase Agreement as of the date first written above.

SUPERIOR UNIFORM GROUP, INC.,
a Florida corporation

/s/ Andrew D. Demott, Jr.
Name: Andrew D. Demott, Jr.
Title: Chief Financial Officer, Chief Operating Officer and Treasurer

CID RESOURCES INC., a Delaware corporation

/s/ Ross Gatlin
Name: Ross Gatlin Title: Chief Executive Officer

CID RESOURCES HOLDINGS LLC, a Delaware limited liability company

/s/ Ross Gatlin
Name: Ross Gatlin Title: Manager

EQUITYHOLDERS: MAYBERRY MEDICAL 9, LLC, a Texas limited liability company

/s/ H. P. Park
Name: H. P. Park Title: Manager

/s/ H. P. Park
H. P. PARK

SIGNATURE PAGE

Stock Purchase Agreement